Filed Pursuant to Rule 424(b)(3)
Registration No. 333-116149
PROSPECTUS

Mission Resources Corporation

Offer to Exchange Registered
$130,000,000 of 9 7/8% Senior Notes due 2011
for
All Outstanding Unregistered
$130,000,000 of 9 7/8% Senior Notes due 2011

Terms of the Exchange Offer

•	We are offering to exchange up to $130,000,000 of our outstanding 9 7/8% Senior Notes due 2011 for new notes with substantially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 26, 2004, unless extended. We do not currently intend to extend the exchange offer.

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes for new notes will not be a taxable event for U.S. federal income tax purposes.

Terms of the New 9 7/8% Senior Notes due 2011 Offered in the Exchange Offer

Maturity

•	The new notes will mature on April 1, 2011.

Interest

•	Interest will accrue on the new notes from April 8, 2004, and will be payable semi-annually, on each April 1 and October 1, commencing October 1, 2004.

Redemption

•	At any time on or after April 9, 2005 and prior to April 9, 2008, we may redeem up to 35% of the new notes, using the net proceeds of equity offerings, at a redemption price equal to 109.875% of the principal amount of the new notes, plus accrued and unpaid interest to the date of redemption.

•	On or after April 9, 2008, we may redeem all or a portion of the new notes at the redemption prices listed in “Description of the New Notes — Optional Redemption.”

Change of Control

•	If we experience a change of control, subject to certain conditions, we must offer to purchase the new notes.

Ranking

•	The new notes are unsecured. The new notes rank equally in right of payment with all of our other existing and future senior debt and senior in right of payment to all of our future subordinated debt.

       PLEASE READ “RISK FACTORS” ON PAGE 12 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2004.

     This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. See “Where You Can Find More Information” beginning on page 81. This information is available to holders of the outstanding notes without charge upon written or oral request directed to Mission Resources Corporation, Attention: Ann Kaesermann, Vice President — Accounting and Investor Relations, Chief Accounting Officer, 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, Telephone: (713) 495-3000. To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than July 19, 2004, which is five business days before the exchange offer will expire at 5:00 p.m., New York City time, on July 26, 2004.

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Mission has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

PROSPECTUS SUMMARY

      This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents we have incorporated into this prospectus by reference before making an investment decision. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements include forward-looking information, which involves risks and uncertainties. Please read “Forward-Looking Statements.” Unless this prospectus otherwise indicates or the context otherwise requires, the terms “we,” “our,” “us” “Mission” or the “Company” as used in this prospectus refer to Mission Resources Corporation and its subsidiaries.

Mission Resources

      Mission is an independent oil and gas company headquartered in Houston, Texas, engaged in the exploration, development, acquisition and production of natural gas and crude oil. Our properties are primarily located in the Permian Basin (in West Texas and Southeast New Mexico), the Texas and Louisiana Gulf Coast and the federal and state waters of the Gulf of Mexico. At December 31, 2003, our estimated net proved reserves, using constant prices which were in effect at such date, were 85.1 Bcf of natural gas, 10.4 Bcfe of NGLs and 13.7 Mmbbl of oil, for total reserves of approximately 178 Bcfe. Approximately 54% of the estimated net proved reserves were natural gas or NGLs, and approximately 75% of the total estimated reserves were developed at December 31, 2003. In January and April of 2004, we acquired approximately 95% of the Jalmat field in the Permian Basin. These acquisitions added approximately 31 Bcfe of proved reserves and brought our total pro forma proved reserves as of December 31, 2003 (adjusted for those acquisitions) to approximately 209 Bcfe. The Jalmat acquisitions also bring our percentage of proved reserves of natural gas and NGLs to total proved reserves as of December 31, 2003 (as so adjusted) to approximately 59%.

      The following table sets forth our net proved reserves as of December 31, 2003 by geographic area, and also presents our total proved reserves as of that date, as adjusted for the Jalmat acquisitions.

	Estimated Net Proved Reserves

		Gas &	Gas	Discounted
	Oil	NGLs	Equivalent	Future Net
	(Mbbls)	(Mmcfe)	(Mmcfe)	Cash Flows(1)

				(000’s)
Permian Basin	10,128	29,910	90,680	$130,802
Gulf Coast	2,387	42,718	57,043	147,813
Gulf of Mexico	1,202	20,149	27,361	65,271
Other	7	2,732	2,771	6,570

Total at 12/31/03	13,724	95,509	177,855	$350,456
Jalmat field	304	28,994	30,818	45,253

Total pro forma adjusted for Jalmat field	14,028	124,503	208,673	$395,709

(1)	In accordance with SEC requirements, the estimated discounted future net cash flows are based on prices and costs as of the date of the estimate. The average prices on December 31, 2003 for natural gas and oil used in our estimate were $5.97 per Mmbtu and $32.47 per Bbl, respectively.

     Our new management team, which assumed the direction of Mission in late 2002, has developed a strategy to reduce leverage, refinance indebtedness, reorient Mission’s primary focus from oil toward natural gas, reduce operating expenses and finding and development costs, and expand our oil and gas reserves through exploration, development and targeted acquisitions. We have made significant progress to date in executing our business strategy, and we intend to build upon these efforts by:

•	Reducing leverage and increasing operational flexibility. Since March 2003, through a combination of debt repurchases and equity for debt exchanges, we have eliminated over $50 million of indebtedness, reduced our debt as a percentage of book capitalization from 78% to 63% and reduced annual interest expense by more than $9 million. We intend to continue to move toward our long-term goal of debt as a percentage of book capital of 50%.

•	Establishing natural gas as our primary product. We have made progress toward our goal of a 70% natural gas to 30% oil production mix, and we are continuing to focus on the exploration and development of natural gas reserves in our core geographic areas. After the Jalmat acquisitions in January and April of 2004, natural gas represents 65% of our total production, up from 41% in the fourth quarter of 2002.

•	Reducing our unit operating expense. In order to lower unit operating expenses, we sold certain assets that had high operating costs, including our offshore California, East Texas and Raccoon Bend properties. These asset sales, combined with new production from our drilling programs, helped to reduce our operating expenses per Mcfe from $1.42 in the fourth quarter of 2002 to $1.26 in the first quarter of 2004. In January and April of 2004, we redeployed funds from asset sales to acquire our interest in the Jalmat field in the Permian Basin. This field, with its ongoing operating expenses of approximately $0.70 per Mcfe will help further reduce our unit operating expenses. We expect to make further reductions in unit costs, as reflected in our 2004 operating expense guidance of between $1.15 to $1.25 per Mcfe.

•	Managing our portfolio of assets. We are actively developing our assets to increase their value and we are conducting field studies to find additional opportunities to enhance the performance of our properties. Our goal is to balance long-lived properties with high rate, high decline properties. Our strategy is to limit our capital expenditures to no more than our discretionary cash flow. In 2003, we spent $34.4 million drilling 48 wells, of which 42 were successful. In addition to acquiring the Jalmat field, we plan to spend $34 million in 2004 on capital expenditures. Should cash flows from operations exceed budgeted levels, we plan to spend 50% of any excess over $34 million on capital projects. In order to protect our cash flows we intend to hedge forward 12 months up to 75% of our proved developed production, and up to 50% of the following 12 months proved developed production.

•	Utilizing our exploration team to develop prospects and maintain low finding and development costs. We have assembled an exploration team of geophysicists and geologists with expertise in the industry and in our core areas. Utilizing our existing 3-D seismic library and newly acquired data sets, this team is developing natural gas prospects, primarily in the Gulf Coast onshore area. This team is skilled in using seismic reprocessing, seismic surveys, reservoir simulation and sophisticated drilling and completion techniques. In 2003, our efforts reduced our finding and development costs to $1.27 per Mcfe, and in 2004 we intend to continue our efforts to find reserves on a cost effective basis.

Corporate Information

      We are a Delaware corporation incorporated in 1994. Our stock is quoted on The Nasdaq National Market System under the symbol “MSSN.” Our principal executive office is located at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039. Our telephone number is (713) 495-3000. Our Internet website address is www.mrcorp.com. Information on our website does not constitute a part of this prospectus.

The Exchange Offer

      On April 8, 2004, we completed a private offering of the outstanding notes. We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

      In connection with the sale of the outstanding notes, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes. We agreed to use our reasonable best efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the date we issued the outstanding notes and to complete the exchange offer within 220 days of the date we issued the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. This prospectus and the accompanying documents contain detailed information about us, the new notes and the exchange offer. Please read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Exchange Offer	We are offering to issue to you new registered 9 7/8% senior notes due 2011 without transfer restrictions or registration rights in exchange for your outstanding unregistered 9 7/8% senior notes due 2011.

Expiration Date	The exchange offer will expire at 5:00 p.m. New York City time, on July 26, 2004, unless we decide to extend it.

Conditions to the Exchange Offer	We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or if any action or proceeding has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. If we waive a condition, we will waive it for all holders. Please read the section “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with your outstanding notes, to the exchange agent prior to the expiration date. If your outstanding notes are held through The Depository Trust Company, or DTC, you may deliver your outstanding notes by book-entry transfer.

In the alternative, if your outstanding notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

• any new notes you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

• you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

• if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

• if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the new notes from us; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Please see “The Exchange Offer — Procedure for Tendering — Your Representations to Us.”

Withdrawal Rights	You may withdraw outstanding notes that have been tendered at any time prior to the expiration date by sending a written or facsimile withdrawal notice to the exchange agent.

Procedures for Beneficial Owners	Only a registered holder of the outstanding notes may tender in the exchange offer. If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the outstanding notes on your behalf.

If you wish to tender your outstanding notes on your own behalf, you must either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your outstanding notes. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and cannot comply before the expiration date with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.” If you tender using the guaranteed delivery procedures, the exchange agent must receive the properly completed and executed letter of transmittal or facsimile thereof, together with your outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal, within three business days after the expiration date.

Consequences of Failure to Exchange Your Notes	If you do not exchange your outstanding notes in the exchange offer, the existing transfer restrictions will remain in effect and you will no longer be entitled to registration rights. You will not be able to offer or sell the outstanding notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act or state securities laws. Other than in connection with the exchange offer or as specified in the exchange and registration rights agreement, we are not obligated to, nor do we currently anticipate that we will register the outstanding notes under the Securities Act.

The tender of outstanding notes under the exchange offer will reduce the outstanding aggregate principal amount of the outstanding notes.

This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

See “The Exchange Offer — Consequences of Failure to Exchange.”

U.S. Federal Income Tax Considerations	The exchange of new notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Material Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Plan of Distribution	All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

Based on SEC no action letters, broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes. We have agreed to make this prospectus available to any broker-dealer delivering a prospectus as required by law in connection with resales of the notes for up to 180 days.

Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations in no action letters. Broker-dealers who acquired the outstanding notes from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as selling noteholders, in order to resell the outstanding notes or the new notes.

The Exchange Agent

      We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC’s automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent addressed as follows:

By Facsimile: (212) 298-1915 Confirm by Telephone: (212) 815-3687	By Registered or Certified Mail or By Hand: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — Floor 7E New York, NY 10286 Attention: Duong Nguyen	By Regular Mail or Overnight Delivery: The Bank of New York Corporate Trust Window 101 Barclay Street — Floor 7E New York, NY 10286 Attention: Duong Nguyen

Terms of the New Notes

      The new notes will be identical to the outstanding notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest and will contain different administrative terms. The new notes will evidence the same debt as the outstanding notes, and the same indenture will govern the new notes and the outstanding notes.

      The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the new notes, please refer to the section of this prospectus entitled “Description of the New Notes.”

Issuer	Mission Resources Corporation.

Notes Offered	$130 million aggregate principal amount of 9 7/8% Senior Notes Due 2011.

Maturity Date	April 1, 2011.

Interest Payments	Interest will accrue on the notes from the date of issuance and will be payable semi-annually, on each April 1 and October 1, commencing October 1, 2004.

Regular Record Date	The March 15 and September 15 immediately preceding each interest payment date.

Guarantees	The payment of the principal, premium, if any, and interest and additional interest, if any, on the notes will be guaranteed on an unsubordinated, unsecured basis by all of our current subsidiaries. See “Description of the New Notes — Subsidiary Guarantees of Notes.”

Ranking	The notes will be our unsubordinated, unsecured obligations and will rank equally in right of payment among themselves and with all of our other existing and future unsubordinated indebtedness. The notes will be effectively subordinated to all of our secured indebtedness, including any amounts outstanding under our new senior secured revolving credit facility, our new second lien term loan and any capitalized lease obligations, to the extent of the value of the assets securing such indebtedness. The notes will also be structurally subordinated to liabilities, including trade payables, of any subsidiary of ours that is not a guarantor of the notes.

As of March 31, 2004, on a pro forma basis after giving effect to our entry into our new senior secured revolving credit facility and our new second lien term loan and the application of the estimated net proceeds of the offering of the outstanding notes, we would have had approximately $176.5 million of indebtedness outstanding of which $46.5 million would have been secured indebtedness.

The guarantee of the notes by each of our subsidiaries will be effectively subordinated to its secured debt, including its secured guarantees. As of March 31, 2004 on a pro forma basis, after giving effect to our entry into our new senior secured revolving credit facility and our new second lien term loan, our subsidiaries would have had secured guarantees with respect to $46.5 million of our indebtedness.

Sinking Fund	None.

Optional Redemption	At any time on or after April 9, 2005 and prior to April 9, 2008, we may redeem up to 35% of the aggregate original principal amount of the notes, using the net proceeds of equity offerings, at a redemption price equal to 109.875% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption.

On or after April 9, 2008, we may redeem all or a portion of the notes at the redemption prices listed in “Description of the New Notes — Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Change of Control	If we experience specific kinds of change of control, we would be required to offer to purchase each holder’s notes, in whole or in part, at a price equal to 101% of the principal amount together with accrued and unpaid interest to the date of purchase. See “Description of the New Notes — Repurchase at the Option of Holders Upon a Change of Control.”

Certain Covenants	The indenture governing the notes will contain covenants that limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness or issue certain types of preferred stock or redeemable stock;

• transfer or sell assets;

• enter into sale and leaseback transactions;

• pay dividends or make other distributions on stock, redeem stock or redeem subordinated debt;

• enter into transactions with affiliates;

• create liens on our assets;

• guarantee other indebtedness;

• enter into agreements that restrict dividends from subsidiaries;

• make investments;

• sell capital stock of subsidiaries; and

• merge or consolidate.

These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of the New Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market	The notes generally will be freely transferable; however, there can be no assurance as to the development or liquidity of any market for the notes.

Risk Factors

      Please read “Risk Factors,” beginning on page 12 of this prospectus, for a discussion of certain factors that you should consider before participating in the exchange offer.

Summary Historical Consolidated Financial Data

      The summary historical consolidated financial data set forth below for each of the years in the five-year period ended December 31, 2003 is derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary historical financial data set forth below for the three months ended March 31, 2004 is derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of our financial position and results of operations for those periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2004 or any future periods. The data presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto, incorporated by reference in this prospectus.

						Three Months Ended
	As of December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share amounts)					(Unaudited)
Statement of Operations Data
Revenues:
Oil and natural gas revenues	$68,264	$112,253	$133,235	$112,879	$99,357	$25,737	$28,796
Gas plant revenues	3,830	6,070	4,456	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	23,476	22,375	1,425
Interest and other	1,335	957	4,386	(7,415)	1,141	535	(810)

Total revenues	73,429	119,280	142,077	105,464	123,974	48,647	29,411

Expenses:
Lease operating expenses	18,702	24,553	44,773	43,222	32,728	8,890	7,106
Transportation costs	316	270	73	834	349	90	25
Taxes other than income	3,072	6,273	6,656	9,246	8,251	2,693	1,694
Gas plant expenses	2,366	2,677	2,118	—	—	—	—
Depreciation, depletion and amortization	23,863	32,654	45,106	43,291	38,501	9,022	10,664
Impairment expense	—	—	27,971	16,679	—	—	—
General and administrative expenses	7,606	8,821	15,160	12,758	10,856	2,572	2,823
Interest expense	11,845	15,375	23,664	26,853	25,565	6,027	6,262
Other, net	—	8,671	13,789	2,645	1,263	345	271

Total expenses	67,770	99,294	179,310	155,528	117,513	29,639	28,845

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	5,659	19,986	(37,233)	(50,064)	6,461	19,008	566
Income tax provision	3,154	12,222	9,055	11,580	(2,358)	6,653	206

Net income (loss) before cumulative effect of change in accounting principle	8,813	32,208	(28,178)	(38,484)	4,103	12,355	360
Cumulative effect of change in accounting principle, net	—	—	(2,767)	—	(1,736)	(1,736)	—

Net income (loss)	$8,813	$32,208	$(30,945)	$(38,484)	$2,367	$10,619	$360

Income (loss) per common share	$0.64	$2.32	$(1.54)	$(1.63)	$0.10	$0.52	$.01

Diluted income (loss) per common share	$0.63	$2.27	$(1.54)	$(1.63)	$0.10	$0.52	$0.01

						Three Months Ended
	As of December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

	(In thousands, except per share amounts)					(Unaudited)
Statement of Cash Flows Data
Net cash provided by (used in):
Operating activities	$38,619	$60,108	$40,358	$7,222	$18,889	$5,496	$18,693
Investing activities	$(57,968)	$(47,332)	$(184,265)	$38,759	$(6,453)	$(3,224)	$(35,792)
Financing activities	$25,440	$(4,413)	$130,046	$(35,237)	$(21,549)	$4,388	$24,441
Balance Sheet Data (end of period)
Cash and cash equivalents	$6,101	$14,464	$603	$11,347	$2,234	$18,007	$9,576
Net property and equipment	$136,573	$148,936	$379,738	$300,719	$302,128	$336,395	$326,979
Total assets	$171,761	$221,545	$447,764	$342,404	$354,250	$387,650	$360,640
Total long-term indebtedness	$130,000	$125,450	$261,695	$226,431	$198,496	$208,787	$168,160
Total stockholders’ equity	$23,314	$56,960	$110,240	$65,377	$74,940	$74,108	$102,289

Summary Operating Data

      The data presented below sets forth selected data with respect to our sales of natural gas and oil and our per unit expenses for the periods indicated:

						Three Months
						Ended
	Year Ended December 31,					March 31,

	1999	2000	2001	2002	2003	2003	2004

Natural gas and oil sales (Mmcfe)	31,445	34,758	37,985	33,062	22,902	5,703	5,622
Average daily sales (Mmcfe)	86.2	95.0	104.1	90.6	62.7	63.4	61.8
Net average realized sales price per Mcfe(1)	$2.17	$3.23	$3.51	$3.41	$4.34	$4.51	$5.12
Cost per Mcfe:
Lease operating expenses	$0.59	$0.71	$1.18	$1.31	$1.43	$1.56	$1.26
Transportation costs	$0.01	$0.01	$—	$0.03	$0.02	$0.02	$—
Taxes other than income	$0.10	$0.18	$0.18	$0.28	$0.36	$0.47	$0.30
Depreciation, depletion and amortization	$0.72	$0.89	$1.12	$1.29	$1.65	$1.56	$1.86
General and administrative expenses	$0.24	$0.25	$0.40	$0.39	$0.47	$0.45	$0.50
Interest expenses	$0.38	$0.44	$0.62	$0.81	$1.12	$1.06	$1.11

(1)	Includes effects of hedging.

Summary Reserve, Reserve Replacement Costs and Acreage Data

      The reserve estimates were prepared in accordance with guidelines established by the SEC regarding the present value of reserves and future net revenues. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The reserve reports for the year ended December 31, 2001 were prepared by Ryder Scott Company, Netherland, Sewell & Associates, Inc., and T. J. Smith & Company, Inc. The reserve reports for the years ended December 31, 2003 and 2002 were prepared by Netherland, Sewell & Associates, Inc. The accuracy of any reserve estimate depends on the quality of available data and the interpretation of that data by geological engineers. In addition, the results of drilling, testing and production activities may result in revisions of estimates that were made previously. Accordingly, estimates of reserves and their value are inherently imprecise and are subject to constant revision and change, and they should not be construed as representing the actual quantities of future production or cash flows to be realized from natural gas and oil properties or the fair market value of such properties. You should read the following table together with the sections entitled “Risk Factors” and “Business and Properties” in our Annual Report on Form 10-K incorporated by reference in this prospectus.

				Pro Forma, to
	Actual			Include Jalmat
	As of December 31,			Acquisitions

	2001	2002	2003	2003

Estimated Proved Reserves:
Permian Basin (Mmcfe)	165,768	97,596	90,680	121,498
Gulf Coast (Mmcfe)	148,254	74,490	57,043	57,043
Gulf of Mexico (Mmcfe)	30,222	18,408	27,361	27,361
Other (Mmcfe)	59,424	38,652	2,771	2,771

Total natural gas and oil (Mmcfe)	403,668	229,146	177,855	208,673

Percent proved developed	75%	77%	75%	73%
Percent natural gas	41%	41%	53%	59%
PV-10 (before future income tax expenses) (in thousands)(1)	$365,434	$326,902	$350,456	$395,709

(1)	The weighted average year-end spot prices utilized for the purposes of estimating our proved reserves and future net revenues were $2.73, $4.74 and $5.97 per Mcf at December 31, 2001, 2002 and 2003, respectively, and $19.76, $31.17 and $32.47 per Bbl at December 31, 2001, 2002 and 2003, respectively.

     Reserve replacement costs with respect to our U.S. properties were $0.97 and $1.27 per Mcfe, respectively, as of December 31, 2001 and 2003, and were $1.12 per Mcfe as of December 31, 2003 as adjusted for the Jalmat field acquisitions. Reserve replacement costs are not calculated as of December 31, 2002 because the calculations are not meaningful without reserve additions, of which there were none in 2002. Reserve replacement costs are calculated by dividing all costs incurred (excluding asset retirement costs) by reserves found for such expenditures.

      The following table sets forth our developed and undeveloped acreage for the periods indicated:

	As of December 31,

	2001	2002	2003

Acreage:
Gross acres:
Developed	557,736	385,624	343,264
Undeveloped	1,066,258	158,119	160,398
Total	1,623,994	543,743	503,662
Net acres:
Developed	124,432	78,290	60,957
Undeveloped	368,811	61,059	63,143
Total	493,243	139,349	124,100

RISK FACTORS

      There are many risks that may affect your investment in the new notes. We urge you to carefully consider the risks described below as well as the other information included or incorporated by reference in this prospectus before exchanging your notes.

Risks Related to the Exchange Offer and the New Notes

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

      We will only issue new notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

      If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register outstanding notes under the Securities Act unless our exchange and registration rights agreement with the initial purchasers of the outstanding notes requires us to do so. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

If we fail to meet our payment obligations under our secured indebtedness, the lenders could foreclose on, and acquire control of, substantially all of our assets.

      The lenders under our new senior secured revolving credit facility and our new second lien term loan will have a lien on substantially all of our assets. As a result of these liens, if we fail to meet our obligations with respect to that secured indebtedness, those lenders would be entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the new notes. As a result, the holders of the new notes, like holders of the outstanding notes, may lose a portion of or the entire value of their investment.

We cannot assure you that an active trading market will develop for the new notes.

      Like the outstanding notes, there has been no public market for the new notes and we cannot assure you as to:

•	the liquidity of any such market that may develop;

•	your ability to sell your new notes; or

•	the price at which you would be able to sell your new notes.

      If such a market were to exist, the new notes could trade at prices that may be lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. We do not presently intend to apply for listing of the new notes on any securities exchange. The new notes have been declared eligible for trading in The PORTAL Market.

      At the time of the private placement of the outstanding notes, Guggenheim advised us that it intended to make a market in the outstanding notes. Guggenheim, however, was not then, and is not now, obligated to make a market in the outstanding notes or the new notes, and it may discontinue any such market-making at any time at its sole discretion. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the development or liquidity of an active market for the new notes. If an active market does not develop or is not maintained, the price and liquidity of the new notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure holders of the new notes that the market, if any, for the new notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which the holders of the new notes may sell their new notes.

We may not be able to repurchase the new notes or repay debt under our secured indebtedness upon a change of control.

      Upon the occurrence of a change of control, the holder of each new note, like the holder of each outstanding note, will have the right to require us to repurchase all or any part of such holder’s new note at a price equal to 101% of the principal amount of the new note, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient funds at the time of the change of control to make the required repurchases, or restrictions under our secured indebtedness may not allow such repurchases. In addition, an event constituting a “change of control” (as defined in the indenture governing the notes) could be an event of default under our secured indebtedness that would, if it should occur, permit the lenders to accelerate that debt and that, in turn, would cause an event of default under the indenture governing the new notes, each of which could have material adverse consequences for us and the holders of the new notes.

      The source of any funds for any repurchase required as a result of a change of control will be our available cash or cash generated from our business operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the new notes tendered and to repay debt under our secured indebtedness. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any of our future credit agreements or other agreements relating to our debt will most likely contain similar restrictions and provisions. See “Description of the New Notes — Change of Control.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state laws, which would prevent the holders of new notes, like the holders of outstanding notes, from relying on the subsidiary to satisfy our payment obligations under the new notes.

      Federal and state statutes allow courts, under specific circumstances, to void subsidiary guarantees, or require that claims under the subsidiary guarantee be subordinated to all other debts of the subsidiary guarantor, and to require creditors such as the noteholders to return payments received from subsidiary guarantors. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, for example, the subsidiary guarantor, at the time it issued its subsidiary guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair compensation for the subsidiary guarantee;

•	was insolvent or rendered insolvent by making the subsidiary guarantee;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay them as they mature.

      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      To the extent that a court voids a subsidiary guarantee as a fraudulent transfer or holds the subsidiary guarantee unenforceable for any other reason, holders of new notes would cease to have any direct claim against the subsidiary guarantor. If a court were to take this action, the subsidiary guarantor’s assets would be applied first to satisfy the subsidiary guarantor’s liabilities, if any, before any portion of its assets could be distributed to us to be applied to the payment of the new notes. We cannot assure you that a subsidiary guarantor’s remaining assets would be sufficient to satisfy the claims of the holders of new notes related to any voided portions of the subsidiary guarantees.

A financial failure by us or any subsidiary guarantor may hinder the receipt of payment on the new notes, as well as the enforcement of remedies under the guaranties.

      If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under any applicable bankruptcy law, the proceedings are likely to result in delays in the payment of the new notes and in the exercise of enforcement remedies under the new notes and the guaranties. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the new notes.

A financial failure by us or our subsidiaries may result in our assets and the assets of any or all of our subsidiaries becoming subject to the claims of our creditors and the creditors of our subsidiaries.

      A financial failure by us or our subsidiaries could affect payment of the new notes if a bankruptcy court were to “substantively consolidate” us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities so consolidated. This would expose you not only to the usual impairments arising from the bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the new notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the new notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Risks Related to Financing Our Business

If we are not able to fund our planned capital expenditures, our cash flow from operations will decrease.

      We make, and will need to continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and gas reserves. Our capital expenditures were $35.4 million, $21.4 million, and $72.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Historically, we have financed these expenditures primarily with cash flow from operations, the issuance of bonds or bank credit facility borrowings, the issuance of our common stock, or the sale of oil and gas properties. Our current primary sources of liquidity are cash flow from operations, credit facility borrowings, and sales of oil and gas properties. We have budgeted capital expenditures in 2004 of $34.0 million, in addition to the $30.2 million used to acquire the Jalmat field in January and April of 2004; however, we intend to increase or decrease this amount depending upon cash flow generated by operations. Natural gas and oil prices, the timing of our drilling program and drilling results have a significant impact on the cash flows available for capital expenditures and our ability to borrow and raise additional capital. Lower prices and/or lower production may decrease revenues and cash flows, thus reducing the amount of financial resources available to meet our capital requirements.

      The borrowing base under our new senior secured revolving credit facility will be determined from time to time by our lenders, consistent with their customary oil and gas lending practices. Reductions in estimates of our natural gas and oil reserves could result in a reduction in our borrowing base, which would reduce the amount of financial resources available to meet our capital requirements. Such a reduction could be the result of lower pricing or production, inability to drill or unfavorable drilling results, changes in oil and gas reserve engineering, our lenders’ inability to agree to an adequate borrowing base, or adverse changes in our lenders’ practices regarding estimation of reserves. If revenues or our borrowing base decrease for any of these reasons, our ability to undertake our 2004 exploration and development program could be adversely affected.

We have a highly leveraged capital structure, which limits our financial flexibility.

      We have a highly leveraged capital structure. Although we have significantly reduced the outstanding balance of our indebtedness since December 31, 2002 through a combination of debt repurchases, equity for debt exchanges, the offering and exchange of our 9 7/8% senior notes due 2011, our entry into our new senior secured revolving credit facility and our new second lien term loan, and the repayment of indebtedness, including the repayment of our old credit facility and the redemption of our 10 7/8% senior subordinated notes due 2007, our capital structure remains highly leveraged, which limits our financial flexibility. Our level of indebtedness will have several important effects on our future operations, including:

•	a substantial portion of our cash flow from operations must be dedicated to the payment of interest and will not be available for other purposes;

•	covenants contained in our new senior secured revolving credit facility and our new second lien term loan, require us to meet certain financial tests, and other restrictions, including restrictions in the indenture with respect to the new notes, limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities;

•	our ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	we may be more vulnerable to economic downturns and adverse developments in our industry (especially declines in oil and natural gas prices) or the economy in general; and

•	our level of indebtedness could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

      Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our future performance will not be adversely affected by such economic conditions and financial, business and other factors.

We may incur additional indebtedness, which may intensify the risks described above, including our ability to service our indebtedness.

      We may incur additional indebtedness. Although the indenture governing the new notes contains restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness is added to our current indebtedness levels, the risks described above could substantially increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash from operations in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.

      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new senior secured revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

      Our new senior secured revolving credit facility, our new second lien term loan and the indenture governing the new notes contain a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness and issue certain types of preferred stock;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale and leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or subordinated debt;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with affiliates; or

•	other corporate activities.

      Also, our new senior secured revolving credit facility and our new second lien term loan require us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and we cannot assure you that we will meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under our new senior secured revolving credit facility, our new second lien term loan facility and the indenture governing the new notes impose on us.

      A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under our new senior secured revolving credit facility, our new second lien term loan and the new notes. A default, if not cured or waived, could result in acceleration of all of our secured indebtedness and the new notes. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. See “Description of the New Notes — Events of Default and Remedies.”

Hedging production may limit potential gains from increases in commodity prices or result in losses.

      We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of cashless collars or swap contracts and are placed with major trading counter parties we believe represent minimum credit risks. We cannot assure you that these trading counter parties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the other party to the hedging contract defaults on its contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements may limit the benefit we could receive from increases in the prices for natural gas and oil. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices.

We conduct a material portion of our operations through our subsidiaries and may be limited in our ability to access funds from those subsidiaries to service our debt, including the new notes.

      We conduct a material portion of our operations through our subsidiaries and depend upon dividends, distributions and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including the new notes. Initially, all our subsidiaries will guarantee the new notes. However, any future subsidiary that does not guarantee the new notes will not have any obligation to pay amounts due on the new notes or to make funds available to us for these payments. In addition, the ability of our subsidiaries to make payments to us may be restricted by, among other things, applicable corporate and other laws, transfer pricing regulations, potentially adverse tax consequences and agreements of our subsidiaries. Although the indenture governing the new notes limits the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments, the limitations are subject to a number of significant qualifications and exceptions. See “Description of the New Notes — Certain Covenants — Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.” If we are unable to access the cash flow of our subsidiaries, we may have difficulty meeting our debt obligations.

Risks Related to Our Business and Industry

We may be unable to acquire or develop additional reserves.

      As is generally the case in the oil and natural gas industry, our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder our ability to acquire additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number of properties for sale. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our total proved reserves will generally decline as a result of production. Also, our production will generally decline. If our reserves and production decline then the amount we are able to borrow under our new senior secured revolving credit facility will also decline. We cannot assure you that we will be able to locate additional reserves, that we will drill economically productive wells or that we will acquire properties containing proved reserves.

Market uncertainty and a variety of additional factors beyond our control can create large price fluctuations in response to relatively minor changes in the supply and demand for oil and natural gas, which could result in low commodity prices.

      Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include:

•	weather conditions in the United States;

•	the condition of the United States economy;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic and foreign governmental regulation;

•	political stability in the Middle East and elsewhere;

•	the foreign supply of oil and gas;

•	the price of foreign imports; and

•	the availability of alternate fuel sources.

      Any substantial and extended decline in the price of oil or gas would have an adverse effect on the carrying value of our proved reserves, our borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows. Lower prices may also reduce the amount of oil and natural gas that we can produce economically and require us to record ceiling test write-downs.

      Volatile oil and gas prices make it difficult to estimate the value of producing properties in connection with acquisitions and often cause disruption in the market for oil and gas producing properties as buyers and sellers have difficulty agreeing on transaction values. Price volatility also makes it difficult to budget for and project the return on acquisitions and exploitation, development and exploration projects. To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices or that such hedges will be available on acceptable conditions.

We may not be able to market all or obtain favorable prices for the oil or gas we produce.

      Our ability to market oil and gas from our wells depends upon numerous domestic and international factors beyond our control, including

•	the extent of domestic production and imports of oil and gas;

•	the proximity of gas production to gas pipelines;

•	the availability of capacity in such pipelines;

•	the demand for oil and gas by utilities and other end users;

•	the availability of alternate fuel sources;

•	the effects of inclement weather;

•	state, federal and international regulation of oil and gas production; and

•	federal regulation of gas sold or transported in interstate commerce.

      We cannot assure you that we will be able to market all of the oil or gas we produce or that we can obtain favorable prices for the oil and gas we produce.

You should not place undue reliance on reserve information because reserve information represents estimates.

      This prospectus incorporates by reference estimates of our oil and gas reserves and the future net cash flows attributable to those reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows attributable to such reserves, including factors beyond our control and the control of reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of

•	the available data;

•	assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities; and

•	engineering and geological interpretation and judgment.

      Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploitation activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates incorporated by reference in this prospectus. In calculating reserves on a gas equivalent basis, oil was converted to gas equivalent at the ratio of six Mcf of gas to one Bbl of oil. While this ratio approximates the energy equivalency of gas to oil on a Btu basis, it may not represent the relative prices received by us on the sale of our oil and gas production.

      You should not assume that the present value of future net revenues and the other information incorporated by reference in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation may also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our operations or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

      We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10% per annum, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

Competition in our industry is intense, and many of our competitors have greater financial, technological and other resources than we have.

      The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors may be able to pay more for desirable leases, or evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit. In the past, the oil and natural gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploration activities and has caused significant price increases. In the event of such shortages, larger competitors may have an advantage in obtaining drilling rigs and equipment. We are unable to predict when, or if, such shortages may again occur or how they would affect our exploration and development program. Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete successfully. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. We cannot assure you that we will be successful in acquiring any of these properties.

We may have claims asserted against us to plug and abandon wells and restore the surface.

      In most instances, oil and gas lessees are required to plug and abandon wells that have no further utility and to restore the surface. We are often required to obtain bonds to secure these obligations. In instances where we purchase or sell oil and gas properties, the parties to the transaction routinely include an agreement as to who will be responsible for plugging and abandoning any wells on the property and for restoring the surface. In those cases, we may be required to obtain new bonds or may release old bonds regarding our plugging and abandonment exposure based on the terms of the purchase and sale agreement. However, if a subsequent owner or party to the purchase and sale agreement defaults on its obligations to plug and abandon a well or restore the surface and otherwise fails to obtain a bond to secure the obligation, the landowner or in some cases the applicable state or federal regulatory authority, may assert that we are obligated to plug the well as a prior owner of the property. In other instances, we may receive a demand as a current owner of the property to plug and abandon certain wells in the field and to restore the surface although we are still actively developing the field.

      Mission has been notified of such claims from certain parties and landowners and from the State of Louisiana. For the year 2003, we have recognized costs of approximately $252,000 for the abandonment and cleanup of the Bayou Ferblanc field and approximately $379,000 for the proposed settlement of abandonment issues at the West Lake Pontchartrain field. Approximately $161,000 in costs related to Bayou Ferblanc were recognized in 2002. At this time, it is not possible to determine the amount of potential exposure that we may have for any other claims. Although there can be no assurances, we do not presently believe these claims would have a material adverse effect on our financial condition or operations.

      In 1993 and 1996 we entered into agreements with surety companies and, at that time, affiliated companies Torch Energy Advisors Incorporated and Nuevo Energy Company whereby the surety companies agreed to issue such bonds to Mission, Torch and Nuevo. As part of these agreements, Mission, Torch, and Nuevo agreed to be jointly and severally liable to the surety company for any liabilities arising under any bonds issued to Mission, Torch and Nuevo. The amount of bonds presently issued to Torch and Nuevo pursuant to these agreements is approximately $0.4 million and $34.8 million, respectively. We have notified the sureties that we will not be responsible for any new bonds issued to Torch or Nuevo. However, the sureties are permitted under these agreements to seek reimbursement from us, as well as from Torch and Nuevo, if the surety makes any payments under the bonds previously issued to Torch and Nuevo.

Compliance with environmental and other government regulations is costly and could negatively impact production.

      Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. For a discussion of material regulations applicable to us, see “Regulation — Federal Regulations,” “— State Regulations” and “— Environmental Regulations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. These laws and regulations:

•	require the acquisition of a permit before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from our operations.

      The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

      The Oil Pollution Act of 1990 imposes a variety of regulations on “responsible parties” related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

Risks Relating to Our Ongoing Operations

The loss of key personnel could adversely affect our ability to operate.

      Our operations are dependent upon a relatively small group of key management and technical personnel, including Robert L. Cavnar, our Chairman, Chief Executive Officer and President, Richard W. Piacenti, our Executive Vice President and Chief Financial Officer, John L. Eells, our Senior Vice President — Exploration and Geoscience, Joseph G. Nicknish, our Senior Vice President — Operations and Engineering, and Marshall L. Munsell, our Senior Vice President — Land and Land Administration. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our operations.

The oil and gas business involves many operating risks that can cause substantial losses.

      Our operations are subject to risks inherent in the oil and gas industry, such as

•	unexpected drilling conditions, such as blowouts, cratering and explosions;

•	uncontrollable flows of oil, gas or well fluids;

•	equipment failures, fires, earthquakes, hurricanes or accidents; and

•	pollution and other environmental risks.

      These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, a portion of our operations are offshore and therefore are subject to a variety of operating risks that occur in the marine environment, such as hurricanes or other adverse weather conditions, and to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

We cannot control the development of the properties we own but do not operate.

      As of December 31, 2003, we do not operate wells that represent approximately 65% of the present value of estimated future net revenues of our proved reserves. As a result, the success and timing of our drilling and development activities on those properties depend upon a number of factors outside our control, including

•	the timing and amount of capital expenditures;

•	the operators’ expertise and financial resources;

•	the approval of other participants in drilling wells; and

•	the selection of suitable technology.

      If drilling and development activities are not conducted on these properties, we may not be able to increase our production or offset normal production declines.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

      Our operations could result in a liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden environmental damages, but do not believe that insurance coverage for all environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or the loss of substantial portions of our properties in the event of certain environmental damages.

THE EXCHANGE OFFER

      Participation in the exchange offer is voluntary, and we urge you to carefully consider whether to accept. Please consult your financial and tax advisors in making your own decision on what action to take.

      We are offering to issue new registered 9 7/8% senior notes due 2011 in exchange for a like principal amount of our outstanding 9 7/8% senior notes due 2011. We may extend, delay or terminate the exchange offer. Holders of outstanding notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

      We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

      In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the outstanding notes for new notes within 60 days after the date we issued the outstanding notes and to use our reasonable best efforts to have it declared effective within 180 days after the date we issued the outstanding notes. We also agreed to use our reasonable best efforts to complete the exchange offer on or prior to the 220th day after the date we issued the outstanding notes. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

      If we fail to comply with deadlines for completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned “Exchange and Registration Rights Agreement” for more details regarding the registration rights agreement.

      Based on interpretations of the SEC staff in “no action letters” issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate,” as defined Rule 405 under the Securities Act;

•	you acquire such new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of new notes.

      However, the SEC has not considered the legality of our exchange offer in the context of a “no action letter,” and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.

      If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

•	cannot rely on these interpretations by the SEC staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

      Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the holder’s information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the outstanding notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of new notes. We have agreed to make this prospectus available in connection with resales of the notes by such broker-dealers for up to 180 days from the consummation of the exchange offer. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date of the exchange offer. The material terms and conditions of the exchange offer are described in this prospectus. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

      As of the date of this prospectus, $130 million principal amount of outstanding notes are outstanding. This prospectus and the letter of transmittal included with this prospectus are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

      We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture and, if applicable, the registration rights agreement. However, these outstanding notes will not be freely tradable. See “— Consequences of Failure to Exchange” below.

      By signing or agreeing to be bound by the letter of transmittal, you acknowledge that, upon request, you will execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of the outstanding notes tendered by you, including the transfer of such outstanding notes on the account books maintained by DTC.

      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

      If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

      We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

      The exchange offer will expire at 5:00 p.m., New York City time on July 26, 2004 unless, in our sole discretion, we extend the exchange offer.

Extensions, Delay in Acceptance, Termination or Amendment

      We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

      To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer; or

•	to terminate the exchange offer.

      We will give oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes or by public announcement thereof. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, if in our reasonable judgment, after consulting with counsel, the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC (due to a change in its current interpretations) or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

•	we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes; and

•	we may terminate the exchange offer before accepting any outstanding notes for exchange.

      We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable.

      These conditions are for our sole benefit, and we may assert them or waive them in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times, in each case, prior to the expiration of the exchange offer. In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding note, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

      Only a registered holder of outstanding notes may tender its outstanding notes in the exchange offer. If you are a beneficial owner of outstanding notes and wish to have the registered owner tender on your behalf, please see “— How to Tender if You Are a Beneficial Owner” below. To tender in the exchange offer, a registered holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under “— Tendering Through DTC’s Automated Tender Offer Program.”

      To complete a manual tender, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

•	mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

•	deliver, and the exchange agent must receive, before the expiration date:

•	the outstanding notes along with the letter of transmittal; or

•	a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below under “— Book-Entry Transfer.”

      If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and your outstanding notes (including by book-entry transfer) or use the automated tender offer program of DTC before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

      For a tender to be effective, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under “Prospectus Summary — The Exchange Agent” before the expiration date. To complete a tender through DTC’s automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message.

      Any tender by a holder that is not withdrawn before the expiration date will constitute a legally binding agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, allow sufficient time to ensure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal or outstanding notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions on your behalf.

Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

Tendering Through DTC’s Automated Tender Offer Program

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender its outstanding notes. Participants in the program may transmit their acceptance of the exchange offer electronically instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent. Tendering through the automated tender offer program causes DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

      The term “agent’s message” means a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

•	DTC has received an express acknowledgment from a participant in DTC’s automated tender offer program that is tendering outstanding notes that are the subject of such book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce the agreement against the participant.

How to Tender if You Are a Beneficial Owner

      If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of your outstanding notes.

      The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Signature Guarantees

      You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an “eligible guarantor institution” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange offer for those new notes; or

•	for the account of an “eligible institution”.

      An “eligible institution” is:

•	a member firm of a registered national securities exchange;

•	a member of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

      An “eligible guarantor institution” is an eligible institution that is also a member in good standing of one of the recognized “medallion” signature guarantee programs identified in the letter of transmittal.

When Endorsements or Bond Powers are Needed

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

Determinations Under the Exchange Offer

      We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. If we waive a condition to the exchange offer, we will waive it for all holders. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions thereto, will be final and binding on all parties.

      We will not be obligated to accept for exchange the outstanding notes of any holder that has not made or deemed to have made to us:

•	the representations described under “— Procedures for Tendering — Your Representations to Us” and in the letter of transmittal; and

•	other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

      We will issue the new notes promptly after acceptance of the outstanding notes accepted for tender and receipt of all necessary documents. In all cases, we will issue new notes for outstanding notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Outstanding Notes Not Accepted or Exchanged

      If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, the nonexchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the rejection of tender or the expiration or termination of the exchange offer.

Your Representations to Us

      By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the new notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

•	if you are a broker-dealer, you will receive new notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

•	if you are a broker-dealer, you did not purchase the outstanding notes to be exchanged for the new notes from us; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Guaranteed Delivery Procedures

      If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes (including by book-entry transfer), the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program before the expiration date, you may tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message relating to a notice of guaranteed delivery:

•	stating your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent’s message in lieu thereof, together with the outstanding notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof or agent’s message, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

      Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under “Prospectus Summary — The Exchange Agent”; or

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program system.

      Any notice of withdrawal must:

•	specify the name of the person (whom we refer to as the depositor) who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes;

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the depositor withdrawing the tender; and

•	specify the name in which the outstanding notes are to be registered, if different from that of the depositor.

      If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

      We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

      Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. At any time on or before the expiration date, holders may re-tender properly withdrawn outstanding notes by following one of the procedures described under “— Procedures for Tendering” above.

Fees and Expenses

      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail, but we may make additional solicitation by telephone, electronically or in person by our officers and regular employees and those of our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

      We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. A tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

      If satisfactory evidence of payment of any transfer taxes payable by a holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of the new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

      If you do not exchange your outstanding notes for new notes in the exchange offer, or if you tender your outstanding notes but subsequently withdraw them, your outstanding notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances generally involving only the initial purchasers and specified broker-dealers) or accrue additional interest under that agreement. In addition, your notes will remain subject to the existing restrictions on transfer of the outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Consummation of the exchange offer will fulfill substantially all of our registration obligations with respect to the outstanding notes under the registration rights agreement.

      In addition, if you fail to exchange your outstanding notes, the market value of your outstanding notes may be adversely affected because they may be more difficult to sell. The tender of outstanding notes under the exchange offer will reduce the outstanding aggregate principal amount of the outstanding notes. This may have an adverse effect upon, and increase the volatility of, the market price of any outstanding notes that you continue to hold due to a reduction in liquidity.

Accounting Treatment

      We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes.

Other

      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes, except as required by the registration rights agreement.

RATIO OF EARNINGS TO FIXED CHARGES

      Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

						Three Months
						Ended
	Year Ended December 31,					March 31,

	1999	2000	2001(1)	2002(1)	2003	2003	2004

Ratio of earnings to fixed charges	1.5	2.3	—	—	1.2	3.8	1.1

(1)	During the years ended December 31, 2001 and 2002, earnings were insufficient to cover fixed charges by $12.0 million and $33.4 million, respectively.

     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings from continuing operations before income taxes and impairments plus fixed charges) by fixed charges (interest expense and the estimated interest component of rental expense).

USE OF PROCEEDS

      The exchange offer is intended to satisfy our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the outstanding notes, except the new notes do not include certain transfer restrictions. Outstanding notes surrendered in exchange for the new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the new notes will not result in any change in our outstanding indebtedness.

      We received net proceeds of approximately $126.9 million from the sale of the outstanding notes. Simultaneously, we also borrowed approximately $21.5 million under our new senior secured revolving credit facility and $25.0 million under our new second lien term loan. We used these funds

•	to redeem all of our outstanding 10 7/8% subordinated notes due 2007, which amounted to approximately $88.2 million;

•	to completely discharge $80.0 million of outstanding indebtedness under our existing credit facility; and

•	to pay costs and expenses of approximately $3.5 million related to the offering of the outstanding notes and the establishment of our new senior secured revolving credit facility and second lien term loan.

DESCRIPTION OF THE NEW NOTES

General

      We will issue the new notes (the “Notes”), and we issued the outstanding notes, under an indenture (the “Indenture”) among ourselves, our subsidiaries named in the Indenture as initial Subsidiary Guarantors, and The Bank of New York, as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

      Claims of creditors of our subsidiaries that are not Subsidiary Guarantors, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) of such subsidiaries. See “— Ranking.” As of the date hereof we have no subsidiaries that will not be Subsidiary Guarantors.

      If the exchange offer contemplated by this prospectus is consummated, holders of outstanding notes who do not exchange those notes for Notes in the exchange offer will vote together with holders of Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the Notes, and the holders of such outstanding notes and the new notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the Notes then outstanding.

      The following description is an overview of the material provisions of the Notes and the Indenture and does not contain all of the information that may be important to you. You should carefully review the Indenture, the Notes and the information in this prospectus before you decide to invest in the Notes. The Company has filed the Indenture as an exhibit to the registration statement that includes this prospectus.

      You will find the definitions of capitalized terms used in this description under the heading “— Certain Definitions.” References in this Description of the Notes to “interest” includes any additional interest payable at the time in question. For purposes of this description, references to “the Company,” “we,” “us” and “our” refer only to Mission Resources Corporation (or its predecessor, as applicable) and not to our subsidiaries.

Principal, Maturity and Interest

      The Notes:

•	will be our general unsubordinated unsecured obligations;

•	are limited in aggregate principal amount to $130.0 million;

•	will mature on April 1, 2011;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “Book Entry; Delivery and Form”);

•	will rank equally in right of payment among themselves and with all of our existing and future unsubordinated Indebtedness, including, without limitation, the 2004 Credit Facility and the Second Lien Term Loan Agreement;

•	will be senior in right of payment to any of our existing and future Subordinated Indebtedness, including the 2001 Notes.

      Interest on the Notes:

•	will accrue at the rate of 9 7/8% per annum;

•	will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2004;

•	will be payable to the holders of record on the March 15 or September 15 immediately preceding the related interest payment date;

•	will accrue from the date of issuance for the first interest payment date and from the most recent interest payment date for each interest payment date thereafter; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      We will pay principal, premium, if any, and interest on the Notes and the Notes will be transferable at the office or agency designated by us within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, we may pay interest, at our option, by check mailed to the registered holders of the Notes at their registered addresses as set forth in the Note Register. No service charge will be made for any transfer or exchange of Notes, but we or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection with transfer or exchange.

Ranking

      The Notes and the Subsidiary Guarantees will be unsubordinated, unsecured obligations of the respective obligors and will rank equally in right of payment with all other existing and future unsubordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively. The Notes and the Subsidiary Guarantees will be effectively subordinated to all of our and the Subsidiary Guarantors’ secured debt, including amounts outstanding under the 2004 Credit Facility, the Second Lien Term Loan Agreement and Capitalized Lease Obligations, to the extent of the value of the assets securing such loans. The Notes will also be structurally subordinated to liabilities, including trade payables, of any subsidiary of ours that is not a Subsidiary Guarantor. As of March 31, 2004, on a pro forma basis after giving effect to our entry into the 2004 Credit Facility and the Second Lien Term Loan Agreement and the application of the estimated net proceeds of the offering of the outstanding notes, we and the Subsidiary Guarantors would have had approximately $176.5 million of consolidated Indebtedness (excluding accounts payable) other than the Notes, of which $46.5 million would have been secured Indebtedness of ourselves and our Subsidiary Guarantors. Subject to certain limitations set forth under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock,” we and our Restricted Subsidiaries may incur additional Indebtedness in the future.

Subsidiary Guarantees of Notes

      Initially, Black Hawk Oil Company, Mission Holdings LLC, and Mission E&P Limited Partnership will be the only Subsidiary Guarantors; however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described in this Description of the Notes. Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder of Notes and the Trustee the full and prompt performance of our obligations under the Indenture and the Notes, including the payment of principal of (and premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. A Default or Event of Default under the Notes or the Indenture will entitle the holders of the Notes to accelerate the obligations of the Subsidiary Guarantors under the Subsidiary Guarantees in the same manner and to the same extent as our obligations under the Indenture and the Notes may be accelerated. The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

      Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to us or another Subsidiary Guarantor without limitation, and each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than us or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor), provided that any such transaction must comply with the covenant in the Indenture described under the caption “— Merger, Consolidation or Sale of Assets.”

      Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than us or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture, such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture. However, any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests that secure, other Indebtedness of ours or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

      The Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors. At March 31, 2004, on a pro forma basis after giving effect to our entry into the 2004 Credit Facility and the Second Lien Term Loan Agreement and the application of the estimated net proceeds of the offering of the outstanding notes, the aggregate principal amount of secured Indebtedness of our Subsidiaries to which the Subsidiary Guarantees would be structurally subordinated would have been approximately $46.5 million.

      Although the Indenture does not contain any requirement that any Subsidiary (other than the Subsidiaries that are party to the Indenture) execute and deliver a Subsidiary Guarantee, certain covenants described below require each future Restricted Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See “— Certain Covenants — Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

      Each Restricted Subsidiary that is not a Subsidiary Guarantor on the date of issuance of the Notes and that executes a guarantee of Indebtedness Incurred by any other Person must simultaneously, equally and ratably guarantee the Notes.

Optional Redemption

      Except as described below, the Notes will not be redeemable at our option prior to April 9, 2008. Thereafter, the Notes will be subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount)

set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on April 9 of the years indicated below:

Year	Percentage

2008	104.93750%
2009	102.46875%
2010	100.00000%

      Notwithstanding the foregoing, at any time on or after April 9, 2005, and prior to April 9, 2008, we may, subject to any restriction or other provisions relating thereto contained in any of our unsubordinated Indebtedness, on any one or more occasions redeem up to 35% of the original aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 109.875%, plus accrued and unpaid interest, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the original aggregate principal amount of the Notes remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

      If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

      If the optional redemption date is on or after a regular record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the person in whose name the Note is registered at the close of business, on such regular record date, and no further interest will be payable to holders whose Notes will be subject to redemption by us.

Mandatory Redemption

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders Upon a Change of Control

      Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (the “Change of Control Purchase Price”) to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Payment Date shall be a Business Day not less than 30 days nor more than 60 days after such notice is mailed. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the

Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this prospectus by virtue thereof.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so accepted; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail to each holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. However, each such new Note must be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

      The Company will not, and will not permit any Restricted Subsidiary to create any restriction (other than restrictions existing under agreements pursuant to which Indebtedness as in effect on the Closing Date, including the 2004 Credit Agreement or the Second Lien Term Loan Agreement, or in refinancings of such Indebtedness) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes, or if such Change of Control Offer is made to pay for the Notes tendered for purchase except for any such restrictions with respect to Indebtedness that is pari passu with the Notes that also requires the repayment of such Indebtedness upon a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by the holders of Notes seeking to accept the Change of Control Offer. The 2004 Credit Facility, the Second Lien Term Loan Agreement and any other Credit Facilities are expected to provide that certain change of control events with respect to us would constitute a default thereunder. Any future credit agreements or other agreements relating to unsubordinated Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we could seek the consent of our lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the 2004 Credit Facility, the Second Lien Term Loan Agreement and any such Credit Facility. The definition of Change of Control includes an event by which the Company sells, assigns, conveys, transfers or leases all or substantially all of its properties to any Person but shall not include such events that are permitted as described under “— Merger, Consolidation or Sale of Assets”; the phrase “all or substantially all” is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes an offer to the holders of the Notes to purchase the Notes at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such offer.

Certain Covenants

Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock

      The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, “Incur”) any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, and that the Company will not issue any Redeemable Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock or Redeemable Capital Stock unless (1) at the time of such event and after giving effect thereto and the receipt and application of the funds therefrom the Company’s Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to 2.5 to 1.0 and (2) no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred or such Preferred Stock or Redeemable Capital Stock is issued or would occur as a consequence of the incurrence of the Indebtedness or the issuance of such Preferred Stock or Redeemable Capital Stock.

Limitation on Asset Sales

      The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives aggregate consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution or, solely with respect to Asset Sales in an amount not to exceed $5.0 million, as determined in good faith by the chief executive officer of the Company);

(2) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or properties used in the Oil and Gas Business of the Company or its Restricted Subsidiaries; and

(3) the Company delivers to the Trustee an Officers’ Certificate certifying that such Asset Sale complies with the preceding clauses (1) and (2).

      The amount (without duplication) of any unsubordinated Indebtedness of the Company or any Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (2) above and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.

      If the Company or any Restricted Subsidiary consummates an Asset Sale, the Company or such Restricted Subsidiary may either (i) no more than 365 days after such Asset Sale apply all or any of the Net Cash Proceeds therefrom to repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary, provided, however, in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such unsubordinated Indebtedness so repaid, or (ii) no more than 365 days before or after such Asset Sale, invest all or any part of the Net Cash Proceeds thereof in properties and assets that will be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, as the case may be, provided, however, that, if any such property or asset is acquired prior to the occurrence of such Asset Sale, to the extent amounts were drawn under any Credit Facility to pay for such acquisition, contemporaneously with the consummation of the Asset Sale the Company shall use the entire Net Cash Proceeds of such Asset Sale to repay (but not permanently reduce), to the extent of the amount borrowed, such Credit Facility. The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph (after the period specified in this paragraph) will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an offer to purchase, from all holders of the Notes, an aggregate principal amount of Notes equal to such Excess Proceeds as follows:

•	the Company will make an offer to purchase (a “Net Proceeds Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Payment Amount”) equal to such Excess Proceeds (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in the next bullet point) of all Notes tendered); and

•	the offer price for the Notes shall be payable in cash in an amount equal to 100% of the aggregate principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. If the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the “Limitation on Restricted Payments” covenant; and

•	upon completion of such Net Proceeds Offer the amount of Excess Proceeds shall be reset to zero.

      The Company will not and will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the right of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Net Proceeds Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Limitation on Sale-Leaseback Transactions

      The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part hereof or any other assets or properties that the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred (each, a “Sale-Leaseback Transaction”).

      The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

(i) the Company or such Restricted Subsidiary, as applicable, would be entitled to (a) Incur Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale-Leaseback Transaction under the Consolidated Fixed Charge Coverage Ratio test in the first paragraph of the covenant described below under the caption “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock and Issuance of Preferred Stock and Redeemable Capital Stock” and (b) create a Lien on such asset or property to secure such Attributable Indebtedness pursuant to the covenant described under the caption “— Limitation on Liens”;

(ii) the gross proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in Board Resolution delivered to the Trustee, of the asset or property that is the subject of such Sale-Leaseback Transaction; and

(iii) the transfer of assets in that Sale-Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the caption “— Limitation on Asset Sales.”

Limitation on Restricted Payments

      (1) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

(a) declare or pay any dividend or make any distribution on account of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock, other than the purchase, by the Company of options to acquire Capital Stock from one or more employees of the Company in connection with such employee’s termination of employment, provided that the amount paid by the Company with respect to all such purchases does not exceed $500,000 in the aggregate for so long as any Note remains outstanding and provided further that, in the case of such options to acquire Capital Stock, the market price of the Capital Stock for which such options are exercisable is at least 40% lower than the exercise price of such options;

(c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except (i) out of a Net Proceeds Deficiency in compliance with the “Limitation on Asset Sales” covenant described above, (ii) upon a Change of Control to the extent (and only to the extent) required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, provided that the Company is then in compliance with the “Change of Control” covenant described above or (iii) with respect to the 2001 Notes;

(d) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary (other than payments made pro rata to all holders of such Capital Stock) that is not a Wholly Owned Restricted Subsidiary or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company); or

(e) make any Investment (other than any Permitted Investment);

(such payments or other actions described in (but not excluded from) clauses (a) through (e) are collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined in good faith by the Board of Directors of the Company, and evidenced by a Board Resolution):

(i) no Default or Event of Default shall have occurred and be continuing (or would result therefrom),

(ii) the Company could Incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock,” and

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

(A) 50% of the sum of (1) Consolidated Net Income of the Company plus (2) non-cash asset impairment charges determined pursuant to GAAP (excluding any such non-cash charges to the extent that it represents an accrual of or reserve for cash expenses in any future period) in each case accrued during the period beginning on April 1, 2004 and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company after the date of the Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

(C) 100% of the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

(D) 100% of the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

(E) 100% of the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate net cash received by the Company at the time of such conversion or exchange, plus

(F) to the extent not otherwise included in the Company’s Consolidated Net Income, an amount equal to the net reduction in any investment made by the Company and its Restricted Subsidiaries subsequent to the date of the Indenture in any Person resulting from (1) payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers or distributions of property, in each case to the Company or any Restricted Subsidiary from any Person, and in an amount not to exceed the book value of such investment previously made in such Person that was treated as Restricted Payments, or (2) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in an amount not to exceed the lesser of (x) the book value of such investment previously made in such Unrestricted Subsidiary that was treated as Restricted Payments, and (y) the fair market value of such Unrestricted Subsidiary, plus

(G) $10.0 million.

      (2) Notwithstanding paragraph (1) above, the Company and its Restricted Subsidiaries may take the following actions (so long as in the case of clauses (b), (c), (d) and (e) below no Default or Event of Default shall have occurred and be continuing):

(a) the payment of any dividend on any Capital Stock of the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (1) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (1) above); provided, however, that such dividend shall be included in the amount of Restricted Payments;

(b) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company (provided, however, that (1) such acquisition of Capital Stock shall be excluded in the calculation of Restricted Payments and (2) the Net Cash Proceeds from such sale shall be included from the calculation of amounts under clause (iii)(C) above);

(c) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(d) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, so long as, (i) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing plus the amount of expenses of the Company incurred in connection with such refinancing, (ii) if such Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired was subordinated to the Notes, such new Indebtedness is subordinated to the Notes at least to the same extent, and (iii) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes; and

(e) the purchase, redemption, repayment or other acquisition or retirement for value of the 2001 Notes, and Notes that we offer pursuant to the Indenture.

      The actions described in clauses (a) and (c) of this paragraph (2) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (2) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph (1) (provided that any dividend paid pursuant to clause (a) of this paragraph (2) shall reduce the amount that would otherwise be available under clause (iii) of paragraph (1) when declared, but not also when subsequently paid pursuant to such clause (a)), and the actions described in clauses (b), (d) and (e) of this paragraph (2) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph (1). The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by the Section of the Indenture limiting Restricted Payments shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payments is permitted and setting forth the basis upon which the required calculations were computed, together with a copy of any fairness opinion or appraisal required hereby.

Limitation on Transactions with Affiliates

      The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless:

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate;

(2) with respect to a transaction or series of related transactions involving payments in excess of $1.0 million in the aggregate, the Company delivers an Officers’ Certificate to the Trustee certifying that such transaction complies with clause (1) above;

(3) with respect to a transaction or series of transactions involving payments in excess of $5.0 million but less than $15.0 million in the aggregate, the Company delivers an Officers’ Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause (1) above and (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company; and

(4) with respect to a transaction or series of transactions involving payments of $15.0 million or more in the aggregate, the Company delivers an Officers’ Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause (1) above, (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (c) the Company shall have received the written opinion of an investment banking firm nationally recognized in the United States that such transaction or series of transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary;

provided, however, that the foregoing restriction shall not apply to:

(a) transactions between or among the Company and/or any of its Restricted Subsidiaries;

(b) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(c) payments made under the terms of the Company’s employment agreements and employee compensation and other benefit arrangements;

(d) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person’s bylaws and applicable statutory provisions; or

(e) Restricted Payments that are permitted by the provisions of the Indenture.

Limitation on Liens

      The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist, or become effective, any Lien of any kind whatsoever, except for Permitted Liens, upon any of their respective assets or properties, whether owned prior to or acquired after the date of the Indenture, or any income or profits therefrom to secure any Indebtedness, or any Indebtedness of any Restricted Subsidiary, unless prior to or contemporaneously therewith the Notes are directly secured equally and ratably, provided that (1) if such secured Indebtedness ranks equally in right of payment with the Notes, the Lien securing such Indebtedness shall be subordinate and junior to, or rank equally with, the Lien securing the Notes and (2) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

      The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless:

(1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary on a senior unsecured basis;

(2) such Restricted Subsidiary waives and agrees not to claim or take the benefit or advantage of, in any manner whatsoever, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and

(3) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph shall not be applicable to any guarantee by any Restricted Subsidiary that (a) existed at the time such Person became a Restricted Subsidiary of the Company and (b) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

      Any Subsidiary Guarantee Incurred by a Restricted Subsidiary shall be deemed released upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

      The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist, or become effective, any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make an Investment in the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

      except in each instance for such encumbrances or restrictions pursuant to:

(a) the Indenture, the Notes, the 2004 Credit Facility, the Second Lien Term Loan Agreement or any other Credit Facility, provided, however, that, in the case of encumbrances or restrictions pursuant to any Credit Facility other than the 2004 Credit Facility or the Second Lien Term Loan Agreement, the encumbrances or restrictions under such Credit Facility shall not be materially more disadvantageous to the holders of the Notes than the encumbrances or restrictions under the 2004 Credit Facility or the Second Lien Term Loan Agreement;

(b) any agreement in effect as of the date of the Indenture;

(c) any agreement or other instrument in existence at the time of such acquisition (but not created in contemplation thereof) of a Person acquired by the Company or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any other Person, or the properties or assets or any other Person, other than the Person, or the property or assets of the Person, so acquired;

(d) customary restrictions in leases and licenses relating solely to the property covered thereby and entered into in the ordinary course of business;

(e) any agreement for the sale or other disposition of a Restricted Subsidiary or its assets that restricts transactions by the Restricted Subsidiary pending its disposition, provided that any encumbrances or restrictions pursuant to such agreement by their terms lapse no later than 180 days after the date of such agreement;

(f) provisions in joint venture or other similar agreements entered into in the ordinary course of business that restrict the right of participants to dispose or distribute assets as properties owned by the joint venture or other entity;

(g) provisions in agreements entered into with respect to Liens that limit our ability or the ability of any Restricted Subsidiary to dispose of assets subject to the Liens; or

(h) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (a) through (g); provided that in the case of such agreements that extend, renew, refinance or replace agreements so described, the terms and conditions of any such restrictions are no less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing such Indebtedness so extended, renewed, refinanced or replaced.

Limitation on Restrictive Covenants

      The Indenture will provide that, notwithstanding any other provision of the Indenture, the restrictive covenants set forth in the Indenture, including, without limitation, those described under “— Limitation on Restricted Payments,” shall be and shall be deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants shall not result in a breach of the covenant of the 2001 Indenture relating to “Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.”

Limitation on Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries

      The Indenture will provide that the Company:

(1) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and

(2) will not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary, except, in each case, for:

(a) directors’ qualifying shares;

(b) Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required as a legal matter to be issued to, or owned by, the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction;

(c) a sale of Capital Stock of a Restricted Subsidiary effected in accordance with the “Limitation on Asset Sales” and “Limitation on Restricted Payments” covenants and only if, immediately after giving effect to such sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such sale would have been permitted under the covenants described above under “— Limitation on Asset Sales” and “— Limitation on Restricted Payments”;

(d) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary, which issuance was made in accordance with the covenants described above under “— Limitation on Asset Sales” and “— Limitation on Restricted Payments” and only if, immediately after giving effect to such issuance, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance would have been permitted under the covenants described above under “— Limitation on Asset Sales” and “— Limitation on Restricted Payments”; and

(e) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary;

provided, however, that any Capital Stock retained by the Company or a Restricted Subsidiary in the case of clause (c), (d) or (e) shall be treated as an Investment for purposes of the “Limitation on Restricted Payments” covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary.

Reports

      Whether required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the holders of Notes or cause the Trustee to furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

(2) all current reports that we would be required to file with the SEC on Form 8-K if we were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by a firm of certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, we will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC via the Electronic Data Gathering and Retrieval system (“EDGAR”) for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on our website within those time periods. The filing of such reports with the SEC via EDGAR will satisfy our obligations to furnish such information to the holders of the Notes.

      If, at any time, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue to file the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. We will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will post the reports referred to in the preceding paragraphs on our website within the time periods that would apply if we were required to file those reports with the SEC.

      If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our financial condition and results of operations and those of our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

      In addition, we agree that, for so long as any Notes remain outstanding, if at any time we are not required to file with the SEC the reports required by the preceding paragraphs, we will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      Additional Covenants. The Indenture will also contain covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in the City of New York, (iii) maintenance of corporate existence; and (iv) provision of financial statements.

Merger, Consolidation or Sale of Assets

      The Indenture will provide that the Company will not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto, either:

(A) (1) either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company (or the surviving entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;

(4) except in the case of the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters for which financial statements are available ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could Incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock”;

(5) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant;

(6) if the Company is not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity’s obligations under the Indenture and the Notes; and

(7) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officer’s Certificate stating that such transaction or series of related transactions and the supplemental indenture, if any, in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause (1) of this paragraph have been satisfied; or

(B) the transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales”; provided that all of the Notes then outstanding are paid in full in accordance with such covenant.

      Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes and may be dissolved and liquidated.

      The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(i) the resulting, surviving or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Guarantee;

(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii) the Company delivers to the Trustee an Officers’ Certificate and an opinion of counsel (in form and substance satisfactory to the Trustee), each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture; provided, however, that (i) and (iii) above shall not apply if such transaction or transactions comply with the covenant in the Indenture described under “Limitation on Asset Sales” and such resulting, surviving or transferee Person is no longer a subsidiary of the Company. See “— Subsidiary Guarantees of Notes.”

Events of Default and Remedies

      Each of the following will constitute an “Event of Default” under the Indenture:

(1) default in the payment when due of interest on the Notes, and such default continues for 30 days;

(2) default in the payment when due of the principal of or premium, if any, on any Note, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon declaration of acceleration or otherwise;

(3) default in the performance or breach of the provisions described under the captions “— Change of Control” and “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any Subsidiary Guarantor to comply with any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (1), (2) or (3) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the Indenture and requiring the Company or such Subsidiary Guarantor, as the case may be, to remedy the same shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(5) the occurrence and continuation beyond any applicable grace period of any default in the payment when due on final maturity of the principal of or premium, if any, on or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness) or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness), provided that the aggregate principal amount of such Indebtedness shall exceed $5.0 million;

(6) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with the Indenture);

(7) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5.0 million over the coverage under applicable insurance policies and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(8) the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging the Company or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

(9) the commencement by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Material Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action.

      If any Event of Default (other than as specified in clause (8) or (9) above) occurs and is continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable; if an Event of Default specified in clause (8) or (9) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder.

      After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee or holders of the Notes as permitted under the Indenture, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may (i) rescind such declaration and its consequences and (ii) on behalf of the holders of all the Notes, waive any existing Event of Default and its consequences, except a continuing Event of Default specified in clause (2) above, if:

(1) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all outstanding Notes, (c) the unpaid, principal of (and premium, if any, on) any outstanding Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c));

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction as certified to the Trustee by the Company; and

(3) all Events of Default, other than the nonpayment of principal of (and premium, if any, on) or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

      No holder of any of the Notes will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless (i) such holder has notified the Trustee in writing of a continuing Event of Default, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to institute such preceding or pursue such remedy, and offered reasonable indemnity, to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with the request and (iii) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and (iv) the Trustee, within such 60 day period, has not received directions inconsistent, in the opinion of the Trustee, with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of (or premium, if any, on) or interest on such Note on or after the respective due dates expressed in such Note.

      During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

      If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (or premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of Notes if the board of directors of the Trustee, a committee of its board of directors or a committee of its Trust officers determines in good faith that withholding the notice is in the interest of such holders.

      The Company is required to deliver to the Trustee annual and quarterly statements regarding, compliance with the Indenture, and the Company will also be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee, promptly after becoming aware of such Default or Event of Default, a statement specifying such Default or Event of Default.

Legal Defeasance and Covenant Defeasance

      The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Subsidiary Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to such Notes and the Subsidiary Guarantees, except for (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (2) the Company’s obligations to issue or replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture, some of which are described under “— Certain Covenants” above, and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes (“Covenant Defeasance”). In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, insolvency and reorganization events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, of such principal, premium, if any, or installment of interest and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

(3) no Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) and (9) under the first paragraph under “Events of Default and Remedies” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(4) the Company must deliver to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(5) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of hindering, delaying or defrauding, or making preferential payments to the holders of Notes in lieu of payments to, creditors of the Company or its subsidiaries;

(6) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor;

(7) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and

(8) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been satisfied.

Satisfaction and Discharge

      Upon a request by the Company, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums then due and payable under the Indenture by the Company; and

(3) the company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been satisfied.

Amendment; Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

      Without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not:

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or reduce the premium payable upon the redemption or repurchase of any Note, change the time at which any Note may be redeemed or alter any other provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of (or the premium, if any, on) or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “Repurchase at the Option of Holders”);

(8) reduce the relative ranking of any Notes or Subsidiary Guarantees;

(9) make any change in the rights of holders to receive payment of principal and interest as provided in the Indenture; or

(10) make any change in the foregoing amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the Indenture relating to a Change of Control or the Change of Control Offer that adversely affects the rights of the holders of the Notes will require the consent of the holders of at least 75% in aggregate principal amount of Notes then outstanding.

      Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes to:

•	cure any ambiguity, defect or inconsistency; provided that such actions do not adversely affect the interests of holders of the Notes in any material respect;

•	add or release any Subsidiary Guarantor pursuant to the terms of the Indenture;

•	provide for uncertificated Notes in addition to or in place of certificated Notes, provided such uncertificated Notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended;

•	provide for the assumption of the Company’s obligations to holders of Notes in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the holders of Notes and does not adversely affect the interests of any such holder in any material respect;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

•	to add additional Events of Default;

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or

•	to secure the Notes.

Concerning the Trustee

      The Bank of New York will serve as Trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its Subsidiaries and may perform certain services for and transact other business with the Company or its Subsidiaries from time to time in the ordinary course of business.

      The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture will permit the Trustee to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act), the Trustee must eliminate such conflict or resign.

Governing Law

      The Indenture, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Certain Definitions

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “2001 Indenture” means the Indenture dated as of May 29, 2001 among the Company, as issuer, subsidiaries of the Company named in the Indenture, as Subsidiary Guarantors, and Bank of New York, as Trustee, as amended, supplemented or otherwise modified from time to time.

      “2001 Note Issue Date” means May 29, 2001.

      “2001 Notes” means the Company’s 10 7/8% Senior Subordinated Notes due 2007 issued pursuant to the 2001 Indenture.

      “2004 Credit Facility” means that certain Credit Agreement, dated as of the Closing Date, among the Company, certain Subsidiaries of the Company, the Credit Facility Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

      “Acquired Indebtedness” means Indebtedness of a Person (a) assumed in connection with an acquisition of properties or assets from such Person or (b) outstanding at the time such Person becomes a Subsidiary of any other Person (in either case other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

      “Adjusted Net Assets” of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

      “Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (1). For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary (including, without limitation, by way of merger or consolidation) (collectively, for purposes of this definition, a “transfer”) to any Person other than the Company or any of its Restricted Subsidiaries and other than the sale and issuance of director’s qualifying shares, directly or indirectly, in one or a series of related transactions, of (1) any Capital Stock (other than Redeemable Capital Stock) of any Restricted Subsidiary held by the Company or any Restricted Subsidiary, (2) all or substantially all of the properties and assets of the Company or any of its Restricted Subsidiaries or (3) any other properties or assets of the Company or any of its Restricted Subsidiaries (including Production Payments and Reserve Sales) other than:

(a) a disposition of hydrocarbons or other mineral products (other than Production Payments and Reserve Sales), inventory, accounts receivable, cash, Cash Equivalents, Oil and Gas Hedging Contracts, Interest Rate Protection Obligations, or other property in the ordinary course of business;

(b) any lease, abandonment, disposition, relinquishment or farm-out of any developed or undeveloped oil and gas property in the ordinary course of business;

(c) the liquidation of property or assets received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary;

(d) any transfer of properties or assets that are governed by, and made in accordance with, the provisions described under “— Merger, Consolidation or Sale of Assets;”

(e) any transfer of properties or assets if permitted under the “Limitation on Restricted Payments” covenant;

(f) any Production Payment and Reserve Sales created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after, the acquisition of the Property that is subject thereto, where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interest to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business;

(g) swaps or exchanges by the Company or a Restricted Subsidiary of leases or producing properties and related or associated equipment, to the extent such swaps or exchanges are for equivalent values; or

(h) any transfer, in one or a series of related transactions, of properties or assets having an aggregate fair market value of less than $1.0 million in any fiscal year.

      “Attributable Indebtedness” in respect of a Sale-Leaseback Transaction means, at the time of determination, the present value of such obligations implicit in such transaction, determined in accordance with GAAP.

      “Average Life” means, with respect to any Indebtedness or Preferred Stock, as at any date of determination, the quotient obtained by dividing (1) the sum of the products of (a) the number of years (and any portion thereof rounded up to the nearest month) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness or redemption or similar payment with respect to Preferred Stock multiplied by (b) the amount of each such payment by (2) the sum of all such payments.

      “Board of Directors” means the Company’s Board of Directors and any committee of such Board duly authorized to act hereunder.

      “Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to remain closed.

      “Capitalized Lease Obligation” means, with respect to any Person, any obligation that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP; the stated maturity thereof shall be the date of the last payment of any amount due under such obligation prior to the first date upon which such obligation may be terminated by the obligee without payment of penalty.

      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

      “Cash Equivalents” means:

(1) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

(3) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (a) all such deposits are required to be made in such accounts in the ordinary course of business, (b) such deposits do not at any one time exceed $5.0 million in the aggregate and (c) no funds so deposited remain on deposit in such bank for more than 30 days;

(7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under any of the Company’s or any Restricted Subsidiary’s Credit Facilities, provided that all such deposits do not exceed $5.0 million in the aggregate at any one time; and

(8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5).

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the total voting power of our then outstanding Voting Stock;

(2) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) any “person” or “group” (as defined in Section 13(d) (3) or 14(d) (2) of the Exchange Act) has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person;

(3) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or one or more Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than the Company or a Wholly Owned Restricted Subsidiary);

(4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

(5) the liquidation or dissolution of the Company.

      “Change of Control Offer” means an offer to purchase upon the request of any holder all or any part of the Notes of such holder at the Change of Control Purchase Price on the Change of Control Payment Date within 30 days following any Change of Control.

      “Closing Date” means the date on which Notes are originally issued under the Indenture.

      “Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

      “Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (2) the Consolidated Interest Expense for such period; provided, however, that:

(a) the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that (1) any Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” through and including the date of determination) and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such period and, in the case of Acquired Indebtedness or Indebtedness to be Incurred in connection with an acquisition or other transaction, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (2) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period through and including the date of determination, had been consummated on such first day of such period;

(b) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” and (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (2) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate;

(c) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility;

(d) notwithstanding clauses (b) and (c) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements;

(e) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments; and

(f) if after the first day of the period referred to in clause (1) of this definition the Company has retired any Indebtedness out of the net cash proceeds of the issue and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest

Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

      “Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including any state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

      “Consolidated Interest Expense” means, for any period, without duplication, (1) the sum of

(a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

(i) any amortization of debt discount;

(ii) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

(iii) the interest portion of any deferred payment obligation constituting Indebtedness;

(iv) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

(v) all accrued interest, in each case to the extent attributable to such period;

(b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period;

(c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

(d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Redeemable Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock;

      less (2) to the extent included in (1) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

      “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted to the extent included in calculating such net income (or loss) by excluding, without duplication;

(1) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

(2) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales,

(3) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except that the Company’s or such Restricted Subsidiary’s equity in the net income of such Person shall be included in Consolidated Net Income to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period),

(4) the net income of any Subsidiary Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

      “Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Company and its Restricted Subsidiaries less (without duplication) the amount of such stockholders’ equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

      “Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

      “Credit Facilities” means, with respect to the Company, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrower from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded or replaced or refinanced in whole or in part from time to time.

      “Credit Facility Agent” means the “Agent” or “Agents” under the 2004 Credit Facility or any other Credit Facilities, initially Wells Fargo Bank, N.A., and thereafter any Person succeeding substantially to such function and notified to the Company as the Credit Facility Agent by the Person then acting in such capacity.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Equity Offering” means a public or private sale for cash by us of our common stock, or options, warrants or rights with respect to our common stock, other than public offerings with respect to our common stock, options, warrants or rights, registered on Form S-4 or S-8.

      “Event of Default” has the meaning set forth above under the caption “Events of Default and Remedies.”

      “Excess PV-10 Value” means the greater of (i) the difference between (x) the PV-10 Value of the Company and its Subsidiaries as reported in the Company’s most recent publicly filed financial statements minus (y) $325.0 million and (ii) 0.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “GAAP” means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which were effective as of the Closing Date.

      “Guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing Indebtedness of another Person (including, without limitation, obligations, agreements to purchase assets, securities or services, to take-or-pay, or to maintain financial statement conditions, or similar arrangements or agreements entered into for the purpose of assuring the obligee of such Indebtedness of the payment thereof, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit, or to protect such obligee against loss in respect thereof, in whole or in part), but excluding (i) endorsements of negotiable instruments for collection or deposit in the ordinary course of business, and (ii) contingent obligations in connection with the sale or discount of accounts receivable and similar paper; provided, however, that a Guarantee by any Person shall not include a contractual commitment by one Person to invest in another Person and provided further that such Investment is otherwise permitted by the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

      “Indebtedness” means, with respect to any Person, without duplication:

(1) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers’ acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3) all indebtedness of such Person created or arising under any conditional sale, title retention or similar agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(4) all Capitalized Lease Obligations of such Person;

(5) all obligations of such Person under or in respect of currency exchange contracts, Oil and Gas Hedging Contracts and Interest Rate Protection Obligations.

(6) all indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

(7) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(8) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment and Reserve Sales, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sales, but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sales); and

(9) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations.

      For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the “maximum fixed repurchase price” shall be the book value of such Redeemable Capital Stock. Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

      “Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries’ exposure to fluctuations in interest rates.

      “Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition:

•	the fair market value as determined by the Board of Directors in good faith of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time; and

•	the fair market value as determined by the Board of Directors in good faith of Capital Stock retained by the Company or a Restricted Subsidiary in connection with the sale or issuance of Capital Stock of a Restricted Subsidiary in accordance with the covenant described under “— Certain Covenants — Limitation or Issuance, Sale and Ownership of Capital Stock of Restricted Subsidiaries” that, as a result of such transaction, is no longer a Restricted Subsidiary shall be deemed to be an “Investment” made at the time of such transaction.

      “Investments” shall exclude:

•	extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers’ compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business;

•	Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock”, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

•	bonds, notes, debentures or other securities received in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”; and

•	endorsements of negotiable instruments and documents for collection in the ordinary course of business.

      “Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever, whether or not filed, recorded or otherwise perfected under applicable law, (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale, title retention or similar agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

      “Material Subsidiary” means, at any particular time, any Restricted Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recently completed fiscal year of the Company, or (b) was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries at the end of such fiscal year, all as shown in the case of (a) and (b) on the consolidated financial statements of the Company and its Restricted Subsidiaries for such fiscal year.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means, with respect to any Asset Sale by any Person, the aggregate proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), pursuant to, or monetization of, a note or installment receivable or otherwise, net of

•	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment banks) incurred by such Person related to such Asset Sale;

•	the amount of any Indebtedness (including Redeemable Capital Stock or Preferred Stock of a subsidiary) that is required to be repaid by such Person or its Affiliates in connection with such Asset Sale;

•	provisions for all taxes, including income taxes, payable as a result of such Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale;

•	amounts required to be paid to any Person or its Affiliates (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale; and

•	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

      “Non-Recourse Indebtedness” means indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property with respect to which:

•	the holders of such indebtedness agree that they will look solely to the property so acquired and securing such indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides direct or indirect credit support, including any undertaking, agreement or instrument that would constitute indebtedness (other than the grant of a Lien on such acquired property) or (b) is directly or indirectly liable for such indebtedness; and

•	no default with respect to such indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other indebtedness of the Company or a Restricted Subsidiary to declare a default on such other indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

      “Note Register” means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

      “Officers’ Certificate” means a certificate signed by two Authorized Officers of the Company.

      “Oil and Gas Business” means:

(1) the acquisition, exploration development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

(2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

(3) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas, hydrocarbons and other minerals and products produced in association therewith;

(4) any business relating to oil field sales and service, and

(5) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

      “Oil and Gas Hedging Contracts” means, with respect to the Company or its Restricted Subsidiaries, any agreement or arrangement, or any combination thereof, relating to Hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the Oil and Gas Business and is entered into in the ordinary course of business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors and not for the purpose of speculation.

      “Permitted Indebtedness” means any of the following:

(1) Indebtedness under the Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (i) $75 million (less the aggregate amount of all Net Cash Proceeds of Asset Sales applied to repay or prepay permanently any such Indebtedness under the 2004 Credit Facility in accordance with the covenant described under “— Certain Covenants — Limitation on Asset Sales”) plus (ii) 40% of Excess PV-10 Value plus (iii) 40% of PV-10 Value attributable to acquisitions since the date of the Company’s most recent publicly filed financial statements, and any guarantee of any such Indebtedness (including by any Subsidiary) and any fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness;

(2) Indebtedness under the Notes and the Subsidiary Guarantees;

(3) Indebtedness outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Notes) and the 2001 Notes; provided that the 2001 Notes are repaid or defeased with the proceeds of the offering of the Notes on or prior to the date 90 days after the Closing Date);

(4) obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and obligations under Oil and Gas Hedging Contracts;

(5) Indebtedness of the Company owed to a Wholly Owned Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to the Company or a Wholly Owned Restricted

Subsidiary; provided, however, that such Indebtedness is owned beneficially by the Company or such Restricted Subsidiary and constitutes Subordinated Indebtedness; provided further, that the incurrence of such Indebtedness does not violate the covenant described under “— Certain Covenants — Limitation on Restricted Payments”; and provided further, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” and “— Limitation on Restricted Payments” covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary;

(6) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(7) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(8) any guarantee of Indebtedness incurred in compliance with the “Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” covenant, by a Restricted Subsidiary or the Company;

(9) any renewals, substitutions, refinancings or replacements (each, for purposes of this clause, a “refinancing”) by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause (2) or (3) of this definition, including any successive refinancings by the Company or such Restricted Subsidiary not incurred in violation of the Indenture, so long as (a) any such refinancing shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, and (b) in the case of any refinancing of Indebtedness of the Company that is Subordinated Indebtedness, such new Indebtedness shall rank no more senior than and shall be at least as subordinated in right of payment to the Notes as, the Indebtedness being refinanced and (c) such new Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness being refinanced and a final Stated Maturity not earlier than the final Stated Maturity of the Indebtedness being refinanced;

(10) any Indebtedness incurred to finance unpaid insurance premiums, provided, however, that recourse with respect to such Indebtedness is limited to the insurance policies with respect to which premiums have been financed; and

(11) any Indebtedness in addition to that described in clauses (1) through (10) above so long as the aggregate principal amount of such Indebtedness incurred is not in excess of $10.0 million at any one time outstanding.

      “Permitted Investments” means any of the following:

(1) Investments in Cash Equivalents;

(2) Investments in the Company or any of its Restricted Subsidiaries;

(3) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary;

(4) Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries);

(5) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production against fluctuations in oil or natural gas prices;

(6) entry into any currency exchange contract in the ordinary course of business; and

(7) Investments in stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or a Restricted Subsidiary, in each case as to debt owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary.

      “Permitted Liens” means any and all of the following:

(1) Liens existing as of the Closing Date;

(2) Liens securing the Notes, the Subsidiary Guaranties and other obligations arising under the Indenture;

(3) Liens securing Credit Facilities;

(4) any Liens existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or a Subsidiary Guarantor or becomes a Restricted Subsidiary that is a Subsidiary Guarantor (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other property of the Company or the Subsidiary Guarantors;

(5) any Lien existing on any property or assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other property or assets of the Company or the Subsidiary Guarantors;

(6) Liens securing the performance of Oil and Gas Hedging Contracts and Interest Rate Protection Obligations;

(7) Liens in favor of Persons financing unpaid insurance premiums, provided, however, such Liens are limited to insurance policies with respect to which premiums are financed;

(8) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by Liens referred to in clauses (1), (2), (3), (4) and (5) above; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(9) Liens in favor of the Company or a Subsidiary Guarantor.

      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

      “Production Payments and Reserve Sales” means the grant and transfer to any Person of a Dollar-Denominated Production Payment, Volumetric Production Payment, royalty, overriding royalty, net profits interest, master limited partnership interest or other interest in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.

      “PV-10 Value” means with respect to the properties and assets of the Company and its Restricted Subsidiaries used in the Oil and Gas Business, the sum of the present values of the amount of net revenues before income taxes expected to be received from such properties and assets adjusted as follows:

(i) the net revenue amount shall be adjusted to reflect the weighted average fair market value of unrealized losses or gains under Oil and Gas Hedging Contracts, and

(ii) the present value of net revenue amounts shall be determined by discounting each such net revenue amount at a rate of 10% per annum in accordance with SEC guidelines.

      “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

      “Redeemable Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

      “Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

      “S&P” means Standard and Poor’s Ratings Service, a division of McGraw-Hill, Inc., and its successors.

      “Second Lien Term Loan Agreement” means that certain second lien term loan agreement, dated as of the Closing Date, among the Company, certain Subsidiaries of the Company, the collateral agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

      “Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

      “Subordinated Indebtedness” means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

      “Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

      “Subsidiary Guarantee” means any Guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions set forth in “— Subsidiary Guarantees of Notes.”

      “Subsidiary Guarantor” means (1) initially the several Restricted Subsidiaries named in the Indenture as a party thereto, (2) each of the other Restricted Subsidiaries, if any, executing a supplemental indenture in compliance with the provisions described under “— Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” and (3) any Person that becomes a successor guarantor of the Notes in compliance with the provisions described under “— Subsidiary Guarantees of Notes.”

      “Unrestricted Subsidiary” means:

•	any Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below; and

•	any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as:

(a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary;

(b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

(c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless the aggregate amount of all Investments made in such Subsidiary by the Company and any such Restricted Subsidiary would be permitted to be made on the date of such designation pursuant to, and in accordance with, the covenant described under “— Certain Covenants — Limitation on Restricted Payments” (other than Investments in the ordinary course of the Oil and Gas Business as described in clause (4) of the definition of Permitted Investments); and

(d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation Liens” covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments”, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation.

      The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock and Redeemable Capital Stock” and (3) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the covenant described under “— Certain Covenants — Limitation on Liens”.

      “Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

      “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

      “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable law: and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

      We, the Subsidiary Guarantors and the initial purchasers entered into the exchange and registration rights agreement concurrently with the issuance of the outstanding notes. Under that agreement, we and our Subsidiary Guarantors have agreed to:

•	file with the SEC on or before 60 days after the date of issuance of the outstanding notes this registration statement which is referred to as the exchange offer registration statement, relating to the exchange offer for the outstanding notes and the guarantees under the Securities Act; and

•	use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date of issuance of the outstanding notes. As soon as practicable after the effectiveness of the exchange offer registration statement, we will offer to the holders of transfer restricted securities, as defined below, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their transfer restricted securities for an issue of a new series of notes, which we refer to as the new notes, that are identical in all material respects to the outstanding notes, except that the new notes will not contain transfer restrictions and will be registered under the Securities Act. We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the outstanding notes.

      If:

•	we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

•	for any other reason the exchange offer is not consummated within 220 days after the date of issuance of the outstanding notes;

•	any initial purchaser so requests with respect to outstanding notes held by such initial purchaser that are not eligible to be exchanged for new notes in the exchange offer;

•	any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer; or

•	any holder of outstanding notes that participates in the exchange offer does not receive freely transferable new notes in exchange for tendered outstanding notes,

then we will file as promptly as practicable, but in no event more than the later of 60 days after so required or requested or 180 days after the issuance of the outstanding notes (the “shelf filing date”), with the SEC, which is referred to as the shelf filing date, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

      For purposes of the above, “transfer restricted securities” means each outstanding note, until the earliest to occur of:

•	the date on which that note has been exchanged for a freely transferable new note in the exchange offer;

•	the date on which that note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

•	the date on which that note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

      We will use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement declared effective by the SEC as promptly as practicable after it is filed. Unless the exchange offer would not be permitted by policy of the SEC, we will commence the exchange offer and will consummate the exchange offer as promptly as practicable, but in any event before

220 days after the date of issuance of the outstanding notes. If applicable, we will use our reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of two years after the date of issuance of the outstanding notes or the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

      If any of the following events occur, each of which is referred to as a registration default:

•	the exchange offer registration statement is not filed with the SEC on or before 60 days after the date of issuance of the outstanding notes or the shelf registration statement is not filed with the SEC on or before the shelf filing date;

•	the exchange offer registration statement is not declared effective within 180 days after the date of issuance of the outstanding notes or the shelf registration statement is not declared effective within 60 days after the shelf filing date; or

•	the exchange offer is not consummated on or before 220 days after the date of issuance of the outstanding notes,

then the interest rate borne by the notes that are affected by the registration default will be increased by an additional interest of 0.50% per annum upon the occurrence and during the continuation of each registration default. The amount of additional interest will increase by an additional 0.50% each 90-day period, or portion thereof, during which a registration default is continuing until all registration defaults have been cured; provided that the maximum aggregate increase in the interest rate will in no event exceed one an one-half percent (1.5%) per annum.

      Upon

•	the filing of the exchange offer registration statement after the 60th calendar day;

•	the effectiveness of the exchange offer registration statement after the 180th calendar day;

•	the consummation of the exchange offer after the 220th calendar day;

•	the effectiveness of the shelf registration statement; or

•	the date on which all new notes are saleable pursuant to Rule 144(k) under the Securities Act or any successor provision,

the interest rate on the notes will be reduced to the original interest rate set forth on the cover page of this prospectus if we and the guarantors are otherwise in compliance with this paragraph. If after any such reduction in interest rate, a different event specified above occurs, the interest rate will again be increased pursuant to the foregoing provisions.

      If the shelf registration statement is unusable by the holders for any reason for more than 30 days, then the interest rate borne by the notes will be increased by 0.50% per annum of the principal amount of the notes for the first 90-day period (or portion thereof) beginning on the 31st day that the shelf registration statement ceased to be usable. This interest rate will be increased by an additional 0.50% per annum of the principal amount of the notes at the beginning of each subsequent 90-day period; provided that the maximum aggregate increase in the interest rate will in no event exceed one and one-half percent (1.5%) per annum. Any amounts payable under this paragraph shall also be deemed “additional interest” for purposes of the registration rights agreement. Upon the shelf registration statement once again becoming usable, the interest rate borne by the notes will be reduced to the original interest rate if we and the guarantors are otherwise in compliance with the registration rights agreement at such time. Additional interest shall be computed based on the actual number of days elapsed in each 90-day period in which the shelf registration statement is unusable.

      The exchange and registration rights agreement also provides that we

•	make available, for a period of 180 days after the consummation of the exchange offer, a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any new notes; and

•	pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the notes, and will indemnify certain holders of the notes, including any broker-dealer, against some liabilities, including liabilities under the Securities Act.

      A broker-dealer that delivers a prospectus to purchasers in connection with resales of the new notes will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement, including indemnification rights and obligations.

      Each holder of outstanding notes who wishes to exchange its notes for new notes in the exchange offer will be required to make representations, including representations that:

•	any new notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the new notes. If the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of its new notes.

      Holders of the outstanding notes will be required to make representations to us, as described above, to participate in the exchange offer. They will also be required to deliver information to be used in connection with the shelf registration statement to have their notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth in the preceding paragraphs. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder, including indemnification obligations.

      For so long as the notes are outstanding, we and the guarantors will continue to provide to holders of the notes and to prospective purchasers of the notes the information required by Rule 144A(d)(4) under the Securities Act.

      The above description of the exchange and registration rights agreement is a summary only. It is not complete and does not describe all of the provisions of the exchange and registration rights agreement.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions thereunder now in effect, all of which are subject to change, possibly on a retroactive basis or are subject to different interpretations. This summary assumes that the new notes are held as capital assets (generally, property held for investment) by persons who receive the new notes in exchange for outstanding notes pursuant to the offer that is made by this prospectus and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the new notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, regulated investment companies, real estate investment trusts, or United States Holders (as defined below) that have a “functional currency” other than the U.S. dollar. If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor. This summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the new notes. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

      INVESTORS CONSIDERING THE PURCHASE OF NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

      The receipt of new notes in exchange for outstanding notes pursuant to the offer that is made by this prospectus will not constitute a taxable exchange. As a result, you will not recognize a taxable gain or loss as a result of receiving new notes in exchange for your outstanding notes, the holding period of the new notes will include the holding period of the outstanding notes exchanged therefor and the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before the exchange.

United States Federal Income Taxation of United States Holders

      United States Holders. As used in this tax discussion, a “United States Holder” means a beneficial owner of a new note that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust (i) if the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

      Payment of Interest. Interest on a new note generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

      We are obligated to pay additional interest on the notes under certain circumstances described in “Exchange and Registration Rights Agreement.” Although the matter is not free from doubt, the additional interest should be taxable as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for United States federal income tax purposes. It is possible, however, that the IRS might take a different position from that described above, in which case the timing and amount of income inclusion may be different from that described above. You should consult your own tax advisor about payments of additional interest.

      Disposition of the New Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a new note, you generally will recognize capital gain or loss equal to the difference between:

(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange, redemption or retirement (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income) and

(2) your adjusted tax basis in the new note.

      Your adjusted tax basis in a new note generally will equal the amount you paid for the outstanding note that you exchanged for your new note, less any principal payments received by you on the outstanding note or the new note. The gain or loss will be long-term capital gain or loss if you held the new note for more than one year. Long-term capital gains of individuals, estates and trusts are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to certain limitations.

      Information Reporting and Backup Withholding Tax. In general, information reporting requirements will apply to certain United States Holders with respect to payments of interest on a new note and to the proceeds of the sale or other disposition of a new note, and a backup withholding tax also may apply to these payments. If you are such a United States Holder, you generally will be subject to backup withholding unless you provide to us or our paying agent a correct taxpayer identification number and certain other information, certified under penalties of perjury, or you otherwise establish an exemption.

      Any amounts withheld from a payment under the backup withholding rules may be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

United States Federal Income & Estate Taxation of Non-United States Holders

      Non-United States Holders. As used in this tax discussion, a non-United States Holder means any beneficial owner (other than a partnership) of a new note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder that is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. NON-UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NEW NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

      Payment of Interest. Generally, subject to the following discussion in this offering memorandum under “— Information Reporting and Backup Withholding Tax,” payments of interest on a new note will qualify for the “portfolio interest” exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business conducted by you and provided that you:

•	do not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not, for United States federal income tax purposes, a controlled foreign corporation related to us through stock ownership;

•	are not a bank receiving interest on a loan entered into in the ordinary course of your business within the meaning of Section 881(c)(3)(A) of the Code; and

•	you appropriately certify as to your foreign status.

      You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the new notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

      Except to the extent that an applicable treaty otherwise provides, a non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business (or in the case of an applicable treaty, a permanent establishment) of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through certain partnerships) if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to us or our agent.

      Interest income of a non-United States Holder that is not effectively connected with a United States trade or business (or in the case of an applicable treaty, a permanent establishment) and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

      Disposition of the New Notes. You will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a new note unless:

•	the gain is effectively connected with your conduct of a United States trade or business or in the case of an applicable tax treaty, attributable to your permanent establishment in the United States;

•	you are an individual who has been present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•	you are subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

      Certain U.S. Federal Estate Tax Considerations for Non-United States Holders. A new note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that new note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

      Information Reporting and Backup Withholding Tax. Payments of interest on a new note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. United States backup withholding tax generally will not apply to payments of interest and principal on a new note to a non-United States Holder if the statement described in “Non-United States Holders — Payment of Interest” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or does not qualify for the portfolio interest exemption.

      Information reporting requirements and backup withholding tax generally will not apply to the payment of the proceeds of the sale of a new note effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding, unless we have actual knowledge that you are a United States person) will apply to the payment of the proceeds of a sale of a new note effected outside the United States by a foreign office of a broker, if the broker:

•	is a United States person,

•	derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

•	is a controlled foreign corporation for United States federal income tax purposes, or

•	is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or is a foreign partnership that is engaged in a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

      Payment of the proceeds of a sale of a new note by a United States office of a broker will be subject to both information reporting and backup withholding requirements, unless the beneficial owner of the new note provides the statement described in “Non-United States Holders — Payment of Interest” and the broker does not have actual knowledge or reason to know that the payee is a United States person, or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be credited against the non-United States Holder’s United States federal income tax liability and any excess may be refundable, provided that the required information is provided to the IRS.

      THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Our Tax Benefit for Interest Expense

      Our tax benefit for interest expense on the new notes may deferred or lost due to:

•	operating losses in the year of accrual;

•	utilization of net operating losses, particularly those that might expire unused due to our interest expense deductions; and

•	the limitations of Code Section 163(j) applicable to certain highly leveraged corporations and other Code provisions.

      The effect of the loss or deferral of such tax benefit is to increase our effective cost of borrowing.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

      We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes directly from us; or

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities unless you comply with the registration and prospectus delivery provisions of the Securities Act.

      If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described under “The Exchange Offer — Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal.

      Broker-dealers receiving new notes for their own account in the exchange offer in exchange for outstanding notes acquired as a result of market-making or other trading activities will be subject to a prospectus delivery requirement with respect to resales of the new notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit broker-dealers to use this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as it may be amended or supplemented, available to any broker-dealer that requests these documents. Any broker-dealer required to use this prospectus and any amendments or supplements to this prospectus for resales of the new notes should notify us of this fact by checking the box on the letter of transmittal requesting additional copies of these documents.

      We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. We may suspend the use of this prospectus if:

•	the SEC issues a stop order suspending the effectiveness of the registration statement to which this prospectus relates or initiates any proceedings for that purpose;

•	we receive notification with respect to the suspension of the qualification or exemption from qualification of the registration statement or any of the new notes to be sold by any broker-dealer for offer or sale in any jurisdiction, or the initiation or written threat of any proceeding for such purpose;

•	the happening of any event, the existence of any condition or any information becoming known that makes any statement made in the registration statement or this prospectus or any document incorporated or deemed to be incorporated herein by reference untrue in any material respect;

•	the happening of any event, the existence of any condition or any information becoming known that requires the making of any changes in or amendments or supplements to the registration statement, prospectus or documents so that, the registration statement or prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

•	a determination by us that a post-effective amendment to the registration statement would be appropriate; or

•	we determine, in our reasonable judgment, after consultation with counsel, that the continued use of the prospectus would require the disclosure of confidential information or interfere with any financing, acquisition, reorganization or other material transaction involving us.

      Broker-dealers are required to discontinue disposition of notes under the registration statement upon notice of any of the events described in the preceding paragraph. If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

      We will not receive any proceeds from sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes;

•	or a combination of methods of resale.

      The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale;

•	at prices related to prevailing market rates; or

•	at negotiated prices.

      Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an “underwriter” within the meaning of the Securities Act. and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning the Securities Act.

      We have agreed to pay all expenses incidental to the performance of our obligations with respect to the exchange offer, which does not include commissions and concessions of any broker or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

LEGAL MATTERS

      Certain legal matters in connection with the issuance of the notes will be passed upon for us by Porter & Hedges, L.L.P., Houston, Texas

EXPERTS

      The consolidated financial statements of Mission Resources Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements contains an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” effective January 1, 2003, SFAS No. 142, “Goodwill and Other Intangible Assets” effective

January 1, 2002, and SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” effective January 1, 2001.

      Netherland, Sewell & Associates, Inc., independent petroleum engineers, Houston, Texas, prepared the reserve estimates with respect to our historical properties, presented as of December 31, 2002 and 2003, which reserve estimates have been included in reliance upon the authority of said firm as experts in petroleum engineering. Ryder Scott Company, L.P., Netherland, Sewell & Associates, Inc. and T. J. Smith & Company, Inc., each independent petroleum engineers, prepared the reserve estimates with respect to our historical properties, presented as of December 31, 2001, which reserve estimates have been included in reliance upon the authority of said firms as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Mission maintains an Internet website at www.mrcorp.com. Information on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

      The following documents, which have previously been filed by us with the SEC under the Securities Exchange Act of 1934, are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-09498).

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-09498).

•	Our current reports on Form 8-K filed on January 15, 2004, February 3, 2004, February 11, 2004, February 26, 2004 (two reports of the same date), March 16, 2004 (two reports of the same date), March 30, 2004, April 1, 2004, April 8, 2004, as amended by the Form 8-K/ A filed on April 15, 2004, April 15, 2004, May 4, 2004, May 6, 2004, May 19, 2004, June 7, 2004 and June 10, 2004 (File No. 000-09498) (excluding any information furnished pursuant to Item 9 or Item 12 of any such current report on Form 8-K).

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) after the date of this prospectus and prior to the expiration or termination of the exchange offer shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Mission Resources Corporation, Attention: Ann Kaesermann, Vice President — Accounting and Investor Relations, Chief Accounting Officer, 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, Telephone (713) 495-3000.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our highly leveraged capital structure, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

      When used in this prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” and elsewhere in this prospectus.

      You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under “Risk Factors” could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

      We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.